Exhibit 10.15

PLAZA WEST

SUMMERLIN

LAS VEGAS, NEVADA

LEASE AGREEMENT

between

HOWARD HUGHES PROPERTIES,

LIMITED PARTNERSHIP

and

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

Dated November 1, 2005

LEASE AGREEMENT

LIST OF EXHIBITS

Exhibit	Description	Principal Reference “In Section/Article”
“A”	Legal Description	1.4

“B”	Floor Plan of the Premises	1.15

“C”	Parking Agreement	4.2	(ii)

“D”	Work Letter	8

“E”	Rules and Regulations	15

“F”	Option to Renew Lease	1.12

“G”	Right of First Offer to Lease	1.15

“H”	Commencement Memorandum	1.22

“I”	Estoppel Certificate	29

PLAZA WEST

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”), is made and entered into as of the 1st day of November, 2005, between HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and CARDIOVASCULAR BIOTHERAPEUTICS, INC, a Delaware corporation (“Tenant”).

W I T N E S S E T H:

ARTICLE 1

DEFINITIONS

1.1 Intentionally omitted.

1.2 “Allowance” shall mean an amount equal to Ten and 00/100 Dollars ($10.00) per square foot of Usable Area in the Premises. The Premises are stipulated for all purposes to contain six thousand three hundred twenty-five (6,325) square feet of Usable Area.

1.3 “Base Rent” shall be determined as follows:

(i) During months one (1) through twelve (12) of the Lease Term, the Base Rent shall be Twenty-Eight and 20/100 Dollars ($2850) per year for each square foot of Rentable Area of the Premises, which is equal to Two Hundred Two Thousand Seven Hundred Fifty-Eight and 00/100 Dollars ($202,758.00) per annum.

(ii) During months thirteen (13) through twenty-four (24) of the Lease Term, the Base Rent shall Twenty-Nine and 05/100 Dollars ($29.05) per year for each square foot of Rentable Area of the Premises, which is equal to Two Hundred Eight Thousand Eight Hundred Sixty-Nine and 50/100 Dollars ($208,869.50) per annum.

(iii) During months twenty-five (25) through thirty-six (36) of the Lease Term, the Base Rent shall be Twenty-Nine and 92/100 Dollars ($29.92) per year for each square foot of Rentable Area of the Premises, which is equal to Two Hundred Fifteen Thousand One Hundred Twenty-Four and 80/100 Dollars ($215,124.80) per annum.

(iv) During months thirty-seven (37) through forty-eight (48) of the Lease Term, the Base Rent shall be Thirty and 82/100 Dollars ($30.82) per year for each square foot of Rentable Area of the Premises, which is equal to Two Hundred Twenty-One Thousand Five Hundred Ninety-Five and 80/100 Dollars ($221,595.80) per annum.

(v) During months forty-nine (49) through sixty (60) of the Lease Term, the Base Rent shall be Thirty-One and 74/100 Dollars ($31.74) per year for each square foot of Rentable Area of the Premises, which is equal to Two Hundred Twenty-Eight Thousand Two Hundred Ten and 60/100 Dollars ($228,210.60) per annum.

The Base Rent due for the first full calendar month during the Lease Term has been paid to Landlord by Tenant contemporaneously with Tenant’s execution hereof.

1.4 “Building” shall mean (a) the parcel of real property described in Exhibit “A” attached hereto and incorporated herein, (b) the office building and parking structure built or to be built on such parcel of real property, and (c) any and all other improvements thereon and appurtenances thereto. The street address of the Building is 1635 Village Center Circle, Las Vegas, Nevada, 89134; such street address may be modified by Landlord from time to time during the Lease Term.

1.5 “Building Core” shall mean the area within the outermost finish face of that portion of the Building that incorporates those areas that provide service to the tenants of that floor and to the Building. These areas of service include: restroom facilities for men and women along with the vestibule and access, electrical, mechanical, and telephone rooms, janitor closets, elevators and service elevators along with lobby and stairs, vestibules, and all vertical floor penetrations for mechanical/electrical/plumbing for the Building.

1.6 “Building Shell” shall mean the condition of the Building completed with the following improvements: (a) outside walls (not including drywall), core walls, and elevator lobby areas completed to building standard condition for public areas; (b) unfinished concrete floors throughout the Premises, broom clean; (c) building standard 110 volt 220 amp. power supplied to the Building Core along with 277/480 volt fluorescent lighting power supplied to the Building Core; (d) men’s and ladies’ restroom facilities with building standard finished located on each floor on which the Premises are located; (e) building standard voice communication speakers and smoke detectors in accordance with applicable building codes and provided only at the core; and (f) mechanical, electrical, plumbing, life safety, heating, air conditioning and ventilation in Building Core area as required to connect to and service the Premises.

1.7 “Commencement Date” shall mean the earlier of the date that Tenant actually commences any business operations from the Premises, or December 1, 2005, except as the same may be delayed pursuant to Section 3.3 hereof. Even though the Lease Term commences on the Commencement Date, Tenant shall be permitted to occupy the Premises fifteen (15) days prior to the Commencement Date for purposes of installing fixtures and equipment, without the obligation to pay Base Rent or any other Rent for the period prior to the Commencement Date, provided Tenant’s early occupancy of the Premise is conditioned upon Tenant’s agreement to be responsible for all other obligations existing under the Lease. Any early entry will be at Tenant’s sole risk and subject to all the terms and provisions of this Lease as though the Commencement Date had occurred, except for the payment of Rent, which will commence on the Commencement Date.

1.8 “Expense Stop” shall mean the amount (per square foot of Rentable Area of the Premises) Landlord herewith agrees to expend as its share of Operating Expense (which shall be a credit for Tenant to apply to offset Operating Expenses charged to the Premises), not to exceed the total amount of Operating Expenses for calendar year 2006 (the “Base Year”) (per square foot of Rentable Area in the Building); provided, however, that if occupancy of the Building during the Base Year is less than ninety five percent (95%), Operating Expenses for the Base Year shall be “grossed up” to that amount of Operating Expenses that, using reasonable projections, would normally be expected to be incurred if the Building were ninety-five percent (95%) occupied during the Base Year. With respect to Real Property Taxes included in Operating Expenses for the Base Year, such amount shall be determined under the assumption that the Building is fully assessed as a completed and occupied unit

1.9 “Index” shall mean the Consumer Price Index, Urban Wage Earners and Clerical Workers for Los Angeles, Anaheim and Riverside Area, all items (1982-1984=100), as published by the Bureau of Labor Statistics of the United States Department of Labor. In the event that the Index is discontinued or is revised to substantially alter the calculations under Section 5.2, Landlord shall select such other government index which provides substantially the same result as would have been obtained if the Index had not been so discontinued or revised.

1.10 “Laws” shall mean all applicable statutes, regulations, ordinances, requirements and orders promulgated by any federal, state, local or regional governmental authority now in force or in force after the Commencement Date.

1.11 “Lease Interest Rate” shall mean the lesser of (a) that fluctuating rate of interest equal to two percentage points (2%) over the rate of interest announced from time to time by the Bank of America National Trust and Savings Association as its prime or reference commercial lending rate (or in the event such bank ceases to announce such rate, then by such other federally regulated banking institution as Landlord shall determine), or (b) the maximum interest rate permitted by law.

1.12 “Lease Term” shall mean the term commencing on the Commencement Date and continuing until sixty (60) months after the first day of the first full calendar month following the Commencement Date, unless extended pursuant to Exhibit “F” attached hereto.

1.13 “Mortgagee” shall mean Teachers Insurance Annuity Association (“First Mortgagee”).

1.14 “Operating Expenses” shall mean all costs of any kind paid or incurred by Landlord in owning, operating, cleaning, equipping, protecting, lighting, repairing, replacing, heating, air-conditioning and maintaining the Building as a first class office project, and a proration of Operating Expenses for all common areas within Plaza West as provided in the REA or as otherwise determined by Landlord, including by way of illustration but not limitation, all of the following:, (a) all amounts charged to the Building pursuant to the REA; (b) Real Property Taxes; (c) all costs, charges and surcharges for utilities, water, sewage, janitorial, waste disposal and refuse removal and all other utilities and services provided to the Building; (d) insurance costs for which Landlord is responsible under this Lease or which Landlord or any Mortgagee deems necessary or prudent; (e) any costs levied, assessed or imposed pursuant to any applicable Laws; (f) the cost (amortized over such period as Landlord reasonably determines together with interest at the Lease Interest Rate on the unamortized balance) of any capital improvements to the Building or equipment replacements made by Landlord after the Commencement Date that are intended to reduce other Operating Expenses or are required by any Laws or are necessary in order to operate the Building at the same quality level as prior to such replacement; (g) costs and expenses of operation, repair and maintenance of all structural and mechanical portions and components of the Building including, without limitation, plumbing, communication, heating, ventilating and air-conditioning (“HVAC”), elevator, and electrical and other common Building systems; (h) a pro rata portion of the cost of the management office rental for Plaza West; (i) all costs incurred in the management and operation of the Building including, without limitation, gardening and landscaping, maintenance of all parking areas, structures and garages, maintenance of signs, resurfacing and repaving, painting, lighting, cleaning, and provision of Building security; (j) all personal property taxes levied on or attributable to personal property used in connection with the Building; (k) depreciation on personal property owned by Landlord which is consumed in the operation or maintenance of the Building; (I) rental or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Building; (m) management fees, wages, salaries and other labor costs incurred in the management and operation of the Building; (n) fees for required licenses and permits; (o) reasonable legal, accounting and other professional fees; (p) reasonable and appropriate reserves for repair and replacement; and (q) a reasonable allowance to Landlord for supervision of all of the foregoing not to exceed five percent (5%) of the total of all other Operating Expenses. If the Building is not ninety-five percent (95%) occupied during any portion of the Lease Term, Landlord shall make an appropriate adjustment to Operating Expenses for such period employing sound accounting and management principles, to determine the amount of Operating Expenses that would have been incurred had the Building been ninety-five percent (95%) occupied during such period (collectively referred to as “Grossed-Up”). Operating Expenses shall not include depreciation of the Building or equipment therein, commissions of real estate brokers and leasing agents, nor any amounts expended for tenant improvements.

1.15 “Premises” shall mean that space outlined on the floor plan attached to this Lease as Exhibit “B” and incorporated herein. The Premises are stipulated for all purposes to contain seven thousand one hundred ninety (7,190) square feet of Rentable Area. Such square footage may be increased pursuant to the Right of First Offer attached hereto as Exhibit “G.”

1.16 “REA” shall mean that certain Hills Village Center’s Covenants, Conditions and Restrictions recorded with the Clark County Recorder on April 20,1993 in Book 930420 and Instrument No. 00070 as supplemented by the Notice of Annexation recorded with the Clark County Recorder on October 7, 1993, in Book 931007 and Instrument No. 00530, as such documents may be further amended or supplemented from time to time; provided, however, that no such further amendment or supplement shall in any event decrease Tenant’s rights, materially increase Tenant’s financial obligations, or increase Tenant’s non-financial obligations under this Lease.

1.17 “Real Property Taxes” shall mean and include any form of tax, assessment, license fee, license tax, business license fee, commercial rental tax, levy, charge, penalty, tax or similar imposition, imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, lighting, drainage, transportation, air pollution, environmental or other improvement or special assessment district thereof, as against any legal or equitable interest of Landlord in the Building and/or the Premises, including, but not limited to, the following: (a) any tax on Landlord’s “right” to rent or “right” to other income from the Premises or as against Landlord’s business of leasing the Premises; (b) any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of Real Property Taxes (it is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies and charges be included within the definition of “Real Property Taxes” for the purposes of this Lease); (c) any assessment, tax, fee, levy or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax or excise tax levied by the state, county, city or federal government, or any political subdivision thereof, with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy of the Building, or any portion thereof; (d) any assessment, tax, fee, levy or charge upon this transaction creating or transferring an interest or an estate in the Premises; (e) any assessment, tax, fee, levy or charge based upon the number of people employed, working at, or using the Premises or the Building, or utilizing public or private transportation to commute to the Premises or the Building; and (f) reasonable legal and other professional fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Real Property Taxes.

Real Property Taxes shall not include federal or state income, franchise, inheritance or estate taxes of Landlord or any of the parties which comprise Landlord.

1.18 “Rentable Area” of the Premises shall mean the total of the following measurements to be determined by Landlord: (a) the entire area included within the Premises, being the area bounded by the inside surface of any exterior glass walls (or the inside surface of the permanent exterior wall where there is no glass) of the Building bounding the Premises, the exterior of all walls separating the Premises from any public corridors or other public areas, and the centerline of all walls separating the Premises from other areas leased or to be leased to other tenants, (b) a pro rata portion based on the space occupied on the floor or floors on which the Premises is located (the “Floor(s)”) of the areas covered by the elevator lobbies, corridors, restrooms, and by mechanical rooms, electrical rooms and telephone closets situated on the Floor(s) (such pro rata portion shall be the same percentage that the amount of Rentable Area in the Premises bears to the Rentable Area on the Floods) on which the Premises is located), other than those servicing the entire Building, and (c) a pro rata portion of the lobby area on the ground floor of the Building and of the area of the Building containing the electrical/emergency equipment, fire pump equipment, electrical switching gear, telephone equipment, mail delivery room and other facilities serving the Building (such pro rata portion shall be the same percentage that the amount of Rentable Area of the Premises bears to the total Rentable Area in the entire Building). The Building is stipulated for all purposes to contain thirty-eight thousand five hundred thirty-nine (38,539) square feet of Rentable Area.

1.19 “Security Deposit” shall mean the sum of Sixteen Thousand Eight Hundred Ninety-Six and 50/100 Dollars ($16,896.50).

1.20 ‘Tenant’s Share” shall be a fraction of which the numerator is the Rentable Area of the Premises as set forth in Section 1.15 and the denominator is the Rentable Area in the Building as set forth in Section 1.18.

1.21 “Usable Area” for the Premises shall mean the Rentable Area for the Premises, minus the following reductions as determined by Landlord: (a) the Premises pro rata portion of the lobby area on the ground floor and electrical/emergency equipment, fire pump equipment, electrical switching gear, telephone equipment, mail delivery facilities, elevator penthouse, security rooms, trash rooms and other areas which service the entire Building as specified in the definition of Rentable Area, and (b) the Premises’ pro rata portion of the space occupied on the Floor(s) of the Premises covered by the elevator lobbies, corridors, restrooms, mechanical rooms, electrical rooms and telephone closets situated on such Floors as specified in the definition of Rentable Area.

1.22 “Commencement Memorandum” shall mean a document similar to Exhibit “H” attached hereto. The Commencement Memorandum, among other things, shall contain a reference to the Rentable Area of the Premises and Useable Area of the Premises. Tenant agrees that the Rentable Area and Useable Area of the Premises stated in the Commencement Memorandum shall be binding throughout the Lease Term.

ARTICLE 2

LEASE GRANT

Subject to and upon the terms and conditions herein set forth, Landlord leases to Tenant and Tenant leases from Landlord the Premises.

ARTICLE 3

LEASE TERM

3.1 Delivery of Possession.

Landlord will be deemed to have delivered possession of the Premises to Tenant on the Commencement Date, as it may be adjusted pursuant to Section 33 and the Work Letter. Landlord will construct or install in the Premises the Improvements (hereinafter defined) to be constructed or installed by Landlord according to the Work Letter. Tenant acknowledges that neither Landlord nor its agents or employees have made any representations or warranties as to the suitability or fitness of the Premises for the conduct of Tenant’s business or for any other purpose, nor has Landlord or its agents or employees agreed to undertake any alterations or construct any tenant improvements to the Premises except as expressly provided in this Lease and the Work Letter. If for any reason Landlord cannot deliver possession of the Premises to Tenant on or before the fixed date component of the Commencement Date, this Lease will not be void or voidable, and Landlord will not be liable to Tenant for any resultant loss or damage.

3.2 Substantial Completion of Premises.

If, by the fixed date specified in Section 1.7, the Premises have not been substantially completed pursuant to the Work Letter due to any cause other than Landlord’s default, Landlord shall have no liability therefor, and the Lease Term (including without limitation, Tenant’s obligation to pay Rent) shall nonetheless commence as of said fixed date.

3.3 Landlord Delays.

If the Premises are not substantially completed by the fixed date specified in Section 1.7 due to default on the part of Landlord (as determined in accordance with Article 26 below), then as Tenant’s sole remedy for the delay in Tenant’s occupancy of the Premises, the fixed date component of the definition of the Commencement Date shall be delayed for the period of delay in substantial completion of the Premises resulting from Landlord’s default. The Premises shall be deemed “substantially completed” when (i) Landlord has provided reasonable access to the Premises to Tenant, (ii) Landlord has completed the work covered by the Work Letter other than details of construction which do not materially interfere with Tenant’s use of the Premises, and (iii) Landlord has obtained a permanent or temporary certificate of occupancy for the Premises (or its equivalent).

ARTICLE 4

USE OF PREMISES AND COMMON AREAS

4.1 Premises.

The Premises shall be used for general office purposes and for no other purposes. Tenant will use the Premises in a careful, safe, and proper manner. Tenant agrees not to use or permit the use of the Premises for any purpose which is illegal or prohibited by any applicable Laws, or which, in Landlord’s opinion, creates a nuisance or would increase the cost of insurance coverage with respect to the Building. Tenant shall not use or occupy the Premises in violation of such rules and regulations described in Article 15 below nor in violation of the REA or any other recorded covenants, conditions or restrictions affecting the Building. Tenant shall not place a load upon the Premises exceeding the average pounds live load per square foot of floor area specified for the Building by Landlord’s architect, with the partitions to be considered part of the live load. Landlord reserves the right to prescribe the weight and position of all safes, files and heavy equipment which Tenant desires to place in the Premises so as to distribute properly the weight thereof.

4.2 Common Areas of Building.

Tenant shall have the nonexclusive right to use in common with other tenants in the Building, and subject to the rules of the Building referred to in Article 15 below, the following areas (“Common Areas”) appurtenant to the Premises:

(i) The common entrances, lobbies, restrooms, elevators, stairways and accessways, loading docks, ramps, drives and platforms and any passageways and serviceways thereto, and the common pipes, conduits, wires and appurtenant equipment serving the Premises;

(ii) Parking areas (subject to the provisions of the Parking Agreement attached hereto as Exhibit “C”), loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways and landscaped areas appurtenant to the Building.

4.3 Landlord’s Rights in Common Areas.

Landlord reserves the right from time to time without unreasonable interference with Tenant’s use:

(i) To install, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas, and to relocate any pipes, ducts, conduits, wires and appurtenant meters and equipment included in the Premises which are located in the Premises or located elsewhere outside the Premises, and to expand the Building;

(ii) To make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways and, subject to the Parking Agreement, parking spaces and parking areas;

(iii) To close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available;

(iv) To use the Common Areas while engaged in making additional improvements, repairs or alterations to the Building, or any portion thereof; and

(v) To do and perform such other acts and make such other changes in, to or with respect to the Common Areas and Building as Landlord may, in the exercise of sound business judgment, deem to be appropriate.

ARTICLE 5

BASE RENT AND ADDITIONAL RENT

5.1 Base Rent

Tenant agrees to pay to Landlord during the Lease Term, without any setoff or deduction whatsoever the Base Rent, and all such other sums of money as shall become due hereunder as Additional Rent. Should Tenant fail to pay any Additional Rent in a timely manner, Landlord shall be entitled to exercise all such rights and remedies as are herein provided in the case of the nonpayment of Base Rent. The annual Base Rent for each calendar year or portion thereof daring the Lease Term, together with estimated Additional Rent pursuant to Article 6 hereof then in effect, shall be due and payable in advance, in lawful money of the United States of America which shall be legal tender at the time of payment, in twelve (12) equal installments on the first day of each calendar month during the initial term of this Lease and any extensions or renewals thereof, and Tenant hereby agrees to pay such Base Rent and Additional Rent to Landlord at Landlord’s address provided herein (or such other address as may be designated by Landlord in writing from time to time) monthly, in advance, and without demand. If the Lease Term commences on a day other than the first day of a month or terminates on a day other than the last day of a month, then the installments of Base Rent and Additional Rent for such month or months shall be prorated, based on the number of days in such month.

5.2 Intentionally Omitted.

5.3 Additional Rent

All charges payable by Tenant hereunder other than Base Rent (including, without limitation, Operating Expenses payable pursuant to Article 6 below) are called “Additional Rent.” Unless this Lease provides otherwise, all Additional Rent shall be paid with the next monthly installment of Base Rent. Base Rent and Additional Rent are sometimes referred to collectively as “Rent.”

5.4 Interest on Late Payments.

All installments of Rent not paid when due and payable shall bear interest at the Lease Interest Rate from the date due until paid. In addition, if any installment of Rent is not received by Landlord within five (5) days after notice that said amount is past due from Landlord to Tenant, Tenant shall pay to Landlord, as Additional Rent, five percent (5%) of the overdue amount as a late charge. Landlord’s acceptance of any late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount nor prevent Landlord from exercising any of the other lights and remedies available to Landlord under this Lease or any law now or hereafter in effect.

ARTICLE 6

BASE RENT ADJUSTMENT

The Base Rent payable hereunder shall be adjusted upward from time to time in accordance with the following provisions:

(a) Tenant shall pay to Landlord as an adjustment to Rent, an amount equal to the excess the “Excess”) from time to time of total annual Operating Expenses per square foot of Rentable Area of the Premises, as Grossed-Up, over and above the Expense Stop. The Excess shall be obtained by multiplying (i) the difference between the annual Operating Expense per square foot of Rentable Area in the Premises and the Expense Stop, by (ii) the total Rentable Area of the Premises as set forth in Section 1.15. Such amount shall be paid in advance in monthly installments on the same dates as Base Rent is due and payable hereunder based on Landlord’s notice delivered to Tenant from time to time setting forth Landlord’s good faith estimate of the Operating Expenses for the current calendar year. Landlord shall have the right to adjust such amount no more than once a year to reflect any changes in Landlord’s estimate of Operating Expenses.

(b) By April 1 of each calendar year during the Lease Term, or as soon thereafter as practicable but no later than May 1, Landlord shall furnish to Tenant a statement (“Actual Statement”) of Landlord’s annual Operating Expenses, as Grossed-Up, for the previous calendar year. If for any calendar year the amounts collected from Tenant for the prior year, as a result of Landlord’s estimate of Operating Expenses, exceeds the amount of the Excess actually due during such prior year, then Landlord shall refund to Tenant any overpayment (or at Landlord’s option, apply such amount against Rent due or to become due hereunder). Likewise, Tenant shall pay to Landlord, on demand, any underpayment with respect lo the prior year.

ARTICLE 7

SERVICES TO BE FURNISHED BY LANDLORD

Landlord agrees to furnish Tenant the following services as an Operating Expense for the Building (except as specifically provided below):

(a) Hot and cold water at those points of supply provided for general use of other tenants in the Building, central heat and air conditioning in season, at such temperatures and in such amounts as are considered by Landlord to be standard or as required by governmental authority; provided, however, heating and air conditioning service (“HVAC”) at times other than “Normal Business Hours” for the Building (which are 8:00 a.m. to 6:00 p.m. on Mondays through Fridays and 8:00 a.m. to 1:00 p.m. on Saturdays, exclusive of federally recognized holidays), shall be furnished upon receipt of a phone request by Tenant utilizing Landlord’s computer which permits Tenant to make phone requests for such HVAC. Tenant shall bear the entire cost of such additional service as such costs are determined by Landlord from time to time. Notwithstanding the foregoing, Tenant shall receive twenty (20) hours of HVAC at no charge (“Free HVAC Hours”) each month of the initial Lease Term. Any unused Free HVAC Hours shall not be carried over to the next month.

(b) Routine maintenance and electric lighting service for all Common Areas and service areas of the Building in the manner and to the extent deemed by Landlord to be standard.

(c) Janitorial service, five (5) days a week, exclusive of federally recognized holidays; provided, however, if Tenant’s floor covering or other improvements require special treatment, Tenant shall pay the additional cleaning cost attributable thereto as Additional Rent upon presentation of a statement therefor by Landlord.

(d) Subject to the provisions of Article 13, facilities to provide all electrical current required by a typical office user, as determined by Landlord, in its use and occupancy of the Premises.

(e) All Building Standard fluorescent bulb replacement in the Premises and fluorescent and incandescent bulb replacement in the Common Areas of the Building.

(f) Security in the form of limited access to the Building during other than Normal Business Hours shall be provided in such form as Landlord deems appropriate. Landlord may charge a fee for card keys or other security devices. Landlord, however, shall have no liability to Tenant, its employees, agents, invitees or licensees for losses due to theft or burglary, or for damages resulting from the actions of unauthorized persons on the Premises or in the Building and Landlord shall not be required to insure against any such losses. Tenant shall cooperate fully in Landlord’s efforts to maintain security in the Building and shall follow all regulations promulgated by Landlord which respect thereto.

The failure by Landlord to any extent to furnish, or the interruption or termination of these defined services in whole or part, resulting from causes beyond the reasonable control of Landlord shall not render Landlord liable in any respect nor be construed as an eviction of Tenant, nor work an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement hereof. Should any of the equipment or machinery used in the provision of such services for any cause cease to function properly, Tenant shall have no claim for offset or abatement or rent or damages on account of an interruption in service resulting therefrom.

ARTICLE 8

IMPROVEMENTS TO BE MADE BY LANDLORD

Except as otherwise provided in the Work Letter attached hereto as Exhibit “D”, all installations and improvements now or hereafter placed on the Premises shall be for Tenant’s account and at Tenant’s cost (and Tenant shall pay ad valorem taxes and the cost of any increased insurance premiums thereon or attributable thereto), which cost shall be payable by Tenant to Landlord upon demand as Additional Rent.

ARTICLE 9

MAINTENANCE AND REPAIR OF PREMISES BY LANDLORD

Except as otherwise expressly provided herein, Landlord shall not be required to perform any maintenance or to make any repairs to the Premises.

ARTICLE 10

GRAPHICS

Landlord shall provide and install, at Tenant’s cost, all letters or numerals on doors in the Premises; all such letters and numerals shall be in the standard graphics for the Building and no others shall be used or permitted on the Premises without Landlord’s prior written consent. Tenant shall have the right lo designate two (2) names on the directory board in the lobby of the Building. Landlord shall have the option to maintain, in place of the directory board in the lobby of the Building, a computerized directory with display screen which has the capacity to accommodate Tenant’s name designation.

ARTICLE 11

CARE OF THE PREMISES BY TENANT

Tenant agrees not to commit or allow any waste to be committed on any portion of the Premises, and at the termination of this Lease agrees to deliver up the Premises to Landlord in as good condition as at the Commencement Date of this Lease, ordinary wear and tear excepted.

ARTICLE 12

REPAIRS AND ALTERATIONS BY TENANT

Tenant covenants and agrees that Tenant shall be responsible, at Tenant’s own cost and expense, for costs incurred by Landlord to repair or replace any damage done to the Building, or any part thereof, caused by Tenant or Tenant’s agents, employees, invitees, or visitors, to as good a condition as it was in prior to such damage. Tenant shall, when and if needed or whenever requested by Landlord to do so, at Tenant’s sole cost and expense, maintain and make all repairs to the Premises and the improvements therein, to keep, maintain and preserve the Premises in first-class condition, excepting ordinary wear and tear. Any such maintenance and repairs shall be performed by a contractor approved by Landlord. If Tenant fails to make such repairs or replacements promptly, Landlord may, at its option, make repairs or replacements, and Tenant shall pay the cost thereof to Landlord on demand as Additional Rent Tenant agrees with Landlord not to make or allow to be made any alterations to the Premises, install any vending machines on the Premises, or place signs on the Premises which are visible from outside the Premises, without first obtaining the written consent of Landlord in each such instance, which consent may be given on such conditions as Landlord may elect. Tenant shall deliver to Landlord, for Landlord’s approval prior to the construction of any alterations, a complete set of plans and specifications for the proposed alterations, additions or improvements, copies of contracts with general contractors, evidence of contractor’s insurance and bonds, and all necessary permits for such construction. Landlord may require Tenant to provide demolition and/or lien and completion bonds in form and amount satisfactory to Landlord. All alterations, additions, and improvements will be accomplished in a good and workmanlike manner, in conformity with all applicable laws, and by a contractor approved by Landlord. Landlord’s approval of the plans, specifications and working drawings for Tenant’s alterations shall create no responsibility or liability on the part of Landlord for their completeness, design, sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. Upon completion of any such work, Tenant shall provide Landlord with “as built” plans, copies of all construction contracts, and proof of payment for all labor and materials. Any and all alterations to the Premises shall become the property of Landlord upon termination of this Lease (except for movable equipment or furniture owned by Tenant). Landlord may, nonetheless, require Tenant to remove any and all fixtures, equipment and other improvements installed on the Premises. In the event that Landlord so elects, and Tenant fails to remove such improvements, Landlord may remove such improvements at Tenant’s cost, and Tenant shall pay Landlord on demand the cost of restoring the Premises to the condition that existed immediately prior to the construction of such improvements.

ARTICLE 13

USE OF ELECTRICAL SERVICES BY TENANT

Tenant’s use of electrical services furnished by Landlord shall be subject to the following:

(a) Landlord agrees to furnish to the Premises five (5) watts of electric current, connected load, per square foot of Usable Area during Normal Business Hours within the Premises on an annualized basis for normal lighting, normal fractional horsepower office machines, and HVAC as required in Landlord’s judgment for the use and occupation of the Premises.

(b) In the event that Tenant requires or uses more electric power than specified in Section 13(a) above, Landlord may, at Landlord’s option, require Tenant to pay the cost as reasonably determined by Landlord of such extraordinary usage as Additional Rent. In addition, Landlord may install checkmeters in or for the Premises, at Tenant’s sole cost and expense, and Tenant shall thereafter pay all charges of the utility company providing electric service and Landlord shall make an appropriate adjustment to Tenant’s obligation to pay a proportionate share of the Operating Expenses to account for the fact that Tenant is directly paying such metered charges.

ARTICLE 14

LAWS AND REGULATIONS

14.1 General.

At its sole cost and expense, Tenant will promptly comply with all Laws, statutes, ordinance, and governmental rules, regulations, or requirements now in force or in force after the Commencement Date, with the requirements of any board of fire underwriters or other similar body constituted now or after the date, with any direction or occupancy certificate issued pursuant to any law by any public office or officers, as well as with the provisions of all recorded documents affecting the Premises, insofar as they relate to the condition, use, or occupancy of the Premises.

14.2 Hazardous Materials.

(a) For purposes of this Lease, “Hazardous Materials” means any explosives, radioactive materials, hazardous wastes or hazardous substances, including without limitation substances defined as “hazardous substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ## 9601-9657; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. ## 1801-1812; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ## 6901- 6987; or any other federal, state, or local statute, law, ordinance, code, role, regulation, order, or decree regulating, relating to, or imposing liability or standards of conduct concerning hazardous materials, waste, or substances now or at any time hereafter in effect (collectively, “Hazardous Materials Laws”).

(b) Tenant will not cause or permit the storage, use, generation, or disposition of any Hazardous Materials in, on, or about the Premises or the project by Tenant, its agents, employees, or contractors. Tenant will not permit the Premises to be used or operated in a manner that may cause the Premises or the project to be contaminated by any Hazardous Materials in violation of any Hazardous Materials Laws. Tenant will immediately advise Landlord in writing of (1) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed, or threatened pursuant to any Hazardous Materials Laws relating to any Hazardous Materials affecting the Premises; and (2) all claims made or threatened by any third party against Tenant, Landlord, or the Premises relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Materials on or about the Premises. Without Landlord’s prior written consent, Tenant will not take any remedial action or enter into any agreements or settlements in response to die presence of any Hazardous Materials in, on, or about the Premises.

(c) Tenant will be solely responsible for and will defend, indemnify and hold Landlord, its agents, and employees harmless from and against all claims, costs, and liabilities, including attorneys’ fees and costs, arising out of or in connection with Tenant’s breach of its obligations in this Article 14. Tenant will be solely responsible for and will defend, indemnify, and hold Landlord, its agents, and employees harmless from and against any and all claims, costs, and liabilities, including attorneys’ fees and costs, arising out of or in connection with the removal, cleanup, and restoration work and materials necessary to return the Premises and any other property of whatever nature located in, on, or about the Building, to their condition existing prior to the introduction of Hazardous Materials by Tenant, its agents, employees or contractors. Tenant’s obligations under this Article 14 will survive the expiration or other termination of this Lease.

14.3 Certain Insurance Risks.

Tenant will not do or permit to be done any act or thing upon the Premises or the Building which would (i) jeopardize or be in conflict with fire insurance policies covering the Building or covering any fixtures and property in the Building; (ii) increase the rate of fire insurance applicable to the Building to an amount higher than it otherwise would be for general office use of (he Building; or (iii) subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon the Premises.

ARTICLE 15

BUILDING RULES

Tenant will comply with the rules of the Building adopted and altered by Landlord from time to time and will cause all of its agents, employees, invitees and visitors to do so; all changes to such rules will be sent by Landlord to Tenant in writing.

ARTICLE 16

ENTRY BY LANDLORD

Tenant agrees to permit Landlord or its agents or representatives to enter into and upon any part of the Premises at all reasonable hours (and in emergencies at all times) to inspect the same, or to show the Premises to prospective purchasers, Mortgagees, tenants or insurers, to clean or make repairs, alterations or additions thereto, and Tenant shall not be entitled to any abatement or reduction of rent by reason thereof.

ARTICLE 17

ASSIGNMENT AND SUBLETTING

17.1 Tenant shall not assign, sublease, transfer or encumber this Lease or any interest therein. Any attempted assignment or sublease by Tenant in violation of the terms and covenants of this Article 17 shall be void. Notwithstanding anything to the contrary contained in this Article 17, an assignment or subletting of all or a portion of the Premises to an “Affiliate” of Tenant shall not be deemed a transfer under this Article 17, provided that (a) Tenant notifies Landlord of any such assignment or sublease within fifteen (15) after its effective date and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such assignment or sublease or such “Affiliate,” and (b) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. The term “Affiliate” of Tenant shall mean an entity which is controlled by, controls, or is under common control with Tenant. The term control” or “controlled” as used in this Section 17.1 shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or more than fifty percent (50%) of the voting interest in, any entity. In no event shall a transfer, assignment or subletting of all or a portion of the Premises to an Affiliate release Tenant from the payment and performance of its obligations in the Lease, but rather Tenant and its assignee will be jointly and severally primarily liable for such payment and performance.

17.2 If Tenant requests Landlord’s consent to an assignment of this Lease or subletting of all or part of the Premises, Landlord shall have the option (without limiting Landlord’s other rights hereunder) of terminating this Lease upon thirty (30) days notice. Landlord may then, at Landlord’s option, lease space to the prospective assignee or subtenant. If Landlord should fail to notify Tenant in writing of its decision within a thirty (30) day period after Landlord is notified in writing of the proposed assignment or sublease, Landlord shall be deemed to have refused to consent to such proposed assignment or sublease, and to have elected to keep this Lease in full force and effect.

17.3 Fifty percent (50%) of all cash or other proceeds of any assignment, sale or sublease of Tenant’s interest in (his Lease, whether consented to by Landlord or nol, shall be paid to Landlord notwithstanding the fact that such proceeds exceed the Rent called for hereunder, unless Landlord agrees to the contrary in writing, and Tenant hereby assigns all rights it might have or ever acquire in any such proceeds to Landlord. This covenant and assignment shall run with the land and shall bind Tenant and Tenant’s heirs, executors, administrators, personal representatives, successors and assigns. Any assignee, sublessee or purchaser of Tenant’s interest in this Lease (all such assignees, sublessees and purchasers being hereinafter referred to as “Successors”), by assuming Tenant’s obligations hereunder, shall assume liability to Landlord for all amounts paid to persons other than Landlord by such Successor in consideration of any such sale, assignment or subletting, in violation of the provisions hereof.

17.4 No assignment, sublease or other transfer consented to by Landlord, shall release Tenant or change Tenant’s primary liability to pay the rent and to perform all other obligations of Tenant under this Lease. Upon die occurrence of any default under (his Lease, Landlord may proceed directly against Tenant without the necessity of exhausting any remedies against any subtenant or assignee. Upon termination of this Lease, any permitted subtenant shall, at Landlord’s option, attorn to Landlord and shall pay all Rent directly to Landlord. Landlord’s acceptance of Rent from any other person shall not constitute a waiver of any provision of this Article 17. Consent to one transfer shall not constitute a consent to any subsequent transfer. Landlord may consent to subsequent assignments or modifications of this Lease by Tenant’s transferee, without notifying Tenant or obtaining its consent. Such action shall not relieve Tenant of its liability under this Lease.

17.5 No merger shall result from Tenant’s sublease of the Premises under this Article 17, Tenant’s surrender of this Lease or the termination of this Lease in any other manner. In any such event. Landlord may terminate any or all subtenancies or succeed to the interest of Tenant as sublandlord thereunder.

17.6 Landlord’s consent to an assignment or sublease will not be effective until; a fully executed copy of the instrument of assignment or sublease has been delivered to Landlord; in the case of an assignment, Landlord has received a written instrument in which the assignee has assumed and agreed to perform all of Tenant’s obligations in the Lease, and Landlord has been reimbursed the amount of Two Thousand Five Hundred and 00/100 Dollars ($2,500.00) for its fees and costs incurred in connection with both determining whether to give its consent and giving its consent.

ARTICLE 18

LIENS

Tenant will not permit any mechanic’s lien(s) or other liens to be placed upon the Premises or the Building and nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any person for the performance of any labor or the furnishing of any materials to the Premises, or any part thereof, nor as giving Tenant any right, power, or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to any mechanics or other liens against the Premises. In the event any such lien is attached to the Premises, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same. Any amount paid by Landlord for any of the aforesaid purposes shall be paid by Tenant to Landlord on demand as Additional Rent.

ARTICLE 19

INSURANCE

19.1 Property Insurance.

Landlord shall maintain property coverage insurance on the Building Shell and appurtenant structures in the Common Areas in such amounts as Landlord and any Mortgagees may deem necessary or appropriate. Such insurance shall be maintained at the expense of Landlord (as a part of Operating Expenses), and payments for losses thereunder shall be made solely to Landlord or the Mortgagees as their respective interests shall appear. Tenant shall obtain and keep in force at all times during the Lease Term, a policy or policies of insurance covering loss or damage to all of the improvements, betterments, income and business contents located within the Premises other than the Building Shell (including all improvements constructed pursuant to Exhibit “D”) in the amount of the full replacement value thereof as ascertained by the Tenant’s insurance carrier, as the same may exist from time to time, against all perils normally covered in an “all risk” policy (including the perils of flood and surface waters), as such term is used in the insurance industry; provided, however, that Tenant shall have no obligation to insure against earthquake.

19.2 Liability Insurance.

Tenant shall, at Tenant’s expense, maintain a policy of Commercial General Liability insurance insuring Landlord and Tenant against liability arising out of the ownership, use, occupancy or maintenance of the Premises. Such insurance shall be on an occurrence basis providing single-limit coverage in an amount not less than Two Million Dollars ($2,000,000.00) per occurrence. The initial amount of such insurance shall be subject to periodic increase upon reasonable demand by Landlord based upon inflation, increased liability awards, recommendation of professional insurance advisers, and other relevant factors. However, the limits of such insurance shall not limit Tenant’s liability nor relieve Tenant of any obligation hereunder. Landlord shall be named as an additional insured on said policies and the policies shall contain the following provision: “Such insurance as afforded by this policy for the benefit of Landlord shall be primary as respects any claims, losses or liabilities arising out of the use of Premises by the Tenant or by Tenant’s operation and any insurance carried by Landlord shall be excess and non-contributing,” The policy shall insure Tenant’s performance of the indemnity provisions of Articles 14 and 20.

19.3 Requirements for Insurance Policies.

Insurance required to be maintained by Tenant hereunder shall be in companies holding a “General Policyholders’ Rating” of A or better and a “financial rating” of 10 or better, as set forth in the most current issue of “Best’s Insurance Guide.” Tenant shall promptly deliver to Landlord, within thirty (30) days of the Commencement Date, original certificates evidencing the existence and amounts of such insurance. No such policy shall be cancelable or subject to reduction of coverage except after sixty (60) days prior written notice to Landlord. Tenant shall, within thirty (30) days prior to the expiration, cancellation or reduction of such policies, furnish Landlord with renewals or “binders” thereof. Tenant shall not do or permit to be done anything which shall invalidate the insurance policies required under this Lease.

19.4 Waiver of Subrogation Rights.

Tenant and Landlord shall obtain from the issuer of the insurance policies referred to in Section 19.1 a waiver of subrogation provision in said policies and Tenant and Landlord hereby release, relieve and waive any and all rights of recovery against Landlord or Tenant, or against the employees, officers, agents and representatives of Landlord or Tenant, for loss or damage arising out of or incident to the perils insured against under Section 19.1 which perils occur in, on or about the Premises or the Building, whether due to the negligence of Landlord or Tenant or their agents, employees, contractors or invitees. The extent of the waiver described in the immediately preceding sentence is limited to the extent of insurance carried by Landlord and Tenant pursuant to Section 19.1 of this Lease.

ARTICLE 20

INDEMNITY

Tenant shall indemnify and hold harmless Landlord and all agents, servants and employees of Landlord from and against all claims, losses, damages, liabilities, expenses (including reasonable attorneys’ fees), penalties and charges arising from or in connection with (i) Tenant’s use of the Premises during the Lease Term, or (ii) the conduct of Tenant’s business, or (iii) any activity, work or things done, permitted or suffered by Tenant in or about the Premises during the Lease Term. Tenant shall further indemnify and hold harmless Landlord from and against any and all claims, loss, damage, liability, expense (including reasonable attorneys’ fees), penalty or charge arising from any default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or arising from any negligence of Tenant, or any of Tenant’s agents, contractors, or employees, and from and against all costs, attorneys’ fees, expenses and liabilities incurred in the defense of any such claim or any action of proceeding brought thereon. If any action or proceeding be brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by legal counsel reasonably satisfactory to Landlord. Tenant, as a material part of its consideration to Landlord, hereby assumes all risk of damage to property or injury to persons in or upon the Premises arising from any cause and Tenant hereby waives all claims in respect thereof against Landlord. Notwithstanding the foregoing, Tenant shall not be required to defend, save harmless or indemnify Landlord from any liability for injury, loss, accident or damage to any person or property resulting from Landlord’s negligence or willful acts or omissions, or those of Landlord’s officers, agents, contractors or employees. Tenant’s indemnity is not intended to nor shall it relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease to the extent that such policies cover the results of negligent acts or omissions of Landlord, its officers, agents, contractors or employees, or the failure of Landlord to perform any of its obligations under this Lease.

ARTICLE 21

PROPERTY DAMAGE

If the Premises or any part thereof shall be damaged by fire or other peril, Tenant shall give prompt written notice thereof to Landlord. In case the Building shall be so damaged that substantial alteration or reconstruction of the Building shall, in Landlord’s sole opinion, be required (whether or not the Premises shall have been damaged by such peril) or in the event the First Mortgagee shall require that the insurance proceeds payable as a result of a peril be applied to the payment of the mortgage debt or in the event of any material uninsured loss to the Building, Landlord may, at its option, terminate this Lease by notifying Tenant in writing of such termination within ninety (90) days after the date of such casualty. If Landlord does not thus elect to terminate this Lease, Landlord shall, as Landlord’s sole obligation, commence and proceed with reasonable diligence to restore the Building Shell to substantially the same condition in which it was immediately prior to the occurrence of the peril. When the Building Shell has been restored by Landlord, Tenant shall complete the restoration of the Premises, including the reconstruction of all improvements in order to complete the Premises and restore the Premises to the same condition and build-out as prior to the casualty, including all improvements constructed pursuant to Exhibit “D.” However, in no event shall Landlord’s costs to complete the restoration exceed the insurance proceeds. Any plans and specifications for such restoration and reconstruction and the contractor retained by Tenant for such restoration and reconstruction shall be subject to the approval of

Landlord. All insurance proceeds payable pursuant to policies maintained by Tenant pursuant to Section 19.1 shall be applied by Tenant to such reconstruction. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except that, subject to the provisions of the next sentence, Landlord shall allow Tenant a fair diminution of rent to the extent the Premises are unfit for occupancy during the period commencing as of the date of the casualty and continuing for the period of time, as determined by Landlord, required for Tenant and Landlord to complete the repairs described in this Article 21. If the Premises or any other portion of the Building is damaged by fire or other peril resulting from the fault or negligence of Tenant or any of Tenant’s agents, employees, or invitees, the rent hereunder shall not be diminished during the repair of such damage and Tenant shall be liable to Landlord for the cost of the repair and restoration of the Building caused thereby to the extent such cost and expense are not covered by insurance proceeds. Notwithstanding anything in the Lease to the contrary, Tenant’s rights to any insurance proceeds as described in this Article 21 shall be subject and subordinate to the rights of First Mortgagee.

ARTICLE 22

CONDEMNATION

If the whole or substantially the whole of the Building or the Premises shall be taken for any public or quasi-public use, by right of eminent domain or otherwise or shall be sold in lieu of condemnation, then this Lease shall terminate as of the date when physical possession of the Building or the Premises is taken by the condemning authority. If less than the whole or substantially the whole of the Building or the Premises is thus taken or sold, Landlord (whether or not the Premises are affected thereby) may terminate this Lease by giving written notice thereof to Tenant, in which event this Lease shall terminate as of the date when physical possession of such portion of the Building or Premises is taken by the condemning authority. If the Lease is not so terminated upon any such taking or sale, the Base Rent payable hereunder shall be diminished by an equitable amount, and Landlord shall, to the extent Landlord deems feasible, restore the Building and the Premises to substantially their former condition, but such work shall not exceed the scope of the work done by Landlord in originally constructing the Building and installing Building Standard Improvements in the Premises, nor shall Landlord in any event be required to spend for such work an amount in excess of the amount received by Landlord as compensation for such taking. All amounts awarded upon a taking of any part or all of the Building or the Premises shall belong to Landlord, and Tenant shall not be entitled to and expressly waives all claims to any such compensation.

ARTICLE 23

DAMAGES FROM CERTAIN CAUSES

Landlord shall not be liable to Tenant for any loss or damage to any property or person occasioned by theft, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition, or order of governmental body or authority or by any other cause beyond the control of Landlord. In addition, Landlord shall not be liable for any damage or inconvenience which may arise through repair or alteration of any part of the Building or Premises.

ARTICLE 24

EVENTS OF DEFAULT

The following events shall be deemed to be events of default (“Events of Default”) by Tenant under this Lease:

(a) If Tenant abandons the Premises or if Tenant vacates the Premises for thirty (30) consecutive days;

(b) If Tenant fails to pay Rent or any other charge required to be paid by Tenant, as and when due;

(c) If Tenant fails to perform any of Tenant’s non-monetary obligations under this Lease for a period of ten (10) days after written notice from Landlord; provided that if more than ten (10) days are required to complete such performance, Tenant shall not be in default if Tenant commences such performance within such ten (10) day period and thereafter diligently pursues its completion;

(d) If (i) Tenant makes a general assignment or general arrangement for the benefit of creditors; (ii) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against Tenant and is not dismissed within thirty (30) days; (iii) a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease and possession is not restored to Tenant within thirty (30) days; or (iv) substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease is subjected to attachment, execution or other judicial seizure which is not discharged within thirty (30) days. If a court of competent jurisdiction determines that any of the acts described in this subsection (d) is not a default under this Lease, and a trustee is appointed to take possession (or if Tenant remains a debtor in possession) and such trustee or Tenant transfers Tenant’s interest hereunder, then Landlord shall receive, as Additional Rent, the difference between the rent (or any other consideration) paid in connection with such assignment or sublease and the rent payable by Tenant hereunder; or

(e) If any representation or warranty made by Tenant or by a subtenant or assignee in connection with this Lease shall have been false or misleading as of the date such representation or warranty was made.

ARTICLE 25

LANDLORD’S REMEDIES

Upon the occurrence of any Event of Default by Tenant, Landlord may, at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy which Landlord may have:

(a) Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including without limitation (i) the worth at the time of the award of the unpaid Base Rent, Additional Rent and other charges which had been earned at the time of the termination; (ii) the worth at the time of the award of the amount by which the unpaid Base Rent, Additional Rent and other charges which would have been earned after termination until the time of the award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid Base Rent, Additional Rent and other charges which would have been paid for the balance of the Lease term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses incurred by Landlord in maintaining or preserving the Premises after such default, the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation or alteration of the Premises, Landlord’s reasonable attorneys’ fees incurred in connection therewith, and any real estate commission paid or payable. As used in subparts (i) and (ii) above, the “worth at the time of the award” is computed by allowing interest on unpaid amounts at the rate of eighteen percent (18%) per annum, or such lesser amount as may then be the maximum lawful rate, accruing the date such payments are due until paid. As used in subpart (iii) above, the “worth at the time of the award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%);

(b) Maintain Tenant’s right to possession, in which case this Lease shall continue in effect whether or not Tenant shall have abandoned the Premises. In such event, Landlord shall be entitled to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover Rent as it becomes due hereunder. Landlord’s election to maintain Tenant’s right to possession shall not prejudice Landlord’s right, at any time thereafter to terminate Tenant’s right to possession and proceed in accordance with Section 25(a) above; or

(c) Pursue any other remedy now or hereafter available to Landlord under Laws or judicial decisions of the State of Nevada.

Landlord’s exercise of any right or remedy shall not prevent it from exercising any other right or remedy.

ARTICLE 26

LANDLORD’S DEFAULT

Landlord shall be in default hereunder in the event Landlord has not begun and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations hereunder within thirty (30) days of receipt by Landlord of written notice from Tenant of the alleged failure to perform. In no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord’s default as to any covenant or agreement contained in this Lease or as a result of the breach of any promise or inducement hereof, whether in the Lease or elsewhere. Tenant hereby waives such remedies of termination and recession and hereby agrees that Tenant’s remedies for default hereunder and for breach of any promise or inducement shall be limited to a suit for damages and/or injunction. In addition, Tenant hereby covenants that, prior to the exercise of any such remedies, it will give any Mortgagee notice and a reasonable time to cure any default by Landlord.

ARTICLE 27

PEACEFUL ENJOYMENT

Tenant shall, and may peacefully have, hold, and enjoy the Premises, subject to the other terms hereof, provided that Tenant pays the Rent and other sums herein recited to be paid by Tenant and performs all of Tenant’s covenants and agreements herein contained. This covenant and any and all other covenants of Landlord shall be binding upon Landlord and its successors only with respect to breaches occurring during its or their respective periods of ownership of Landlord’s interest hereunder. Landlord shall be entitled to cause Tenant to relocate from the Premises to other space (a “Relocation Space”) within the Building at any time after reasonable written notice of Landlord’s election (not in excess of ninety (90) days) is given to Tenant. Any such relocation shall be entirely at the expense of Landlord or the third party tenant replacing Tenant in the Premises. Such a relocation shall not terminate or otherwise affect or modify this Lease except that from and after the date of such relocation, “Premises” shall refer to the Relocation Space into which Tenant has been moved, rather than the original Premises as herein defined.

ARTICLE 28

HOLDING OVER

In the event of holding over by Tenant after the expiration or other termination of this Lease or in the event Tenant continues to occupy the Premises after the termination of Tenant’s right of possession pursuant to Article 25 above, Tenant shall, throughout the entire holdover period, pay rent equal to twice the Base Rent and Additional Rent which would have been applicable had the term of this Lease continued through the period of such holding over by Tenant. If Tenant remains in possession of all or any part of the Premises after the expiration of the Lease Term, with the express written consent of Landlord: (a) such tenancy will be deemed to be a periodic tenancy from month-to-month only; (b) such tenancy will not constitute a renewal or extension of this Lease for any further term; and (c) such tenancy may be terminated by Landlord upon the earlier of thirty (30) days prior written notice or the earliest date permitted by law. Such month-to-month tenancy will be subject to every other term, condition, and covenant contained in this Lease including the Base Rent and Additional Rent provisions. Nothing contained in this Article 28 shall be construed as consent by Landlord to any holding over of the Premises by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord upon the expiration or earlier termination of this Lease. If Tenant fails to surrender the Premises upon the expiration or earlier termination of this Lease despite demand to do so by Landlord, Tenant shall indemnify and hold Landlord harmless from all loss or liability, including, without limitation, any claim made by any succeeding tenant founded on or resulting from such failure to surrender.

ARTICLE 29

SUBORDINATION TO MORTGAGE

Tenant accepts this Lease subject and subordinate to the first mortgage, deed of trust or other lien presently existing or hereafter arising upon the Premises, upon the Building as a whole, and to any renewals, refinancing and extensions thereof, but Tenant agrees that the First Mortgagee shall have the right at any time to subordinate the first mortgage, deed of trust or other lien to this Lease on such terms and subject to such conditions as such Mortgagee may deem appropriate in its discretion. Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to the first mortgage, deed of trust or other lien now existing or hereafter placed upon the Premises, or the Building as a whole, and Tenant agrees upon demand to execute such further instruments subordinating this Lease or attorning to the holder of any such liens as Landlord may request. In the event that the first mortgage or deed of trust is foreclosed or conveyance in lieu of foreclosure is made for any reason, Tenant shall, if requested by the First Mortgagee, attom to and become the Tenant of the successor-in-interest to Landlord and in such event Tenant hereby waives its right under any current or future law which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder. If in connection with obtaining construction, interim or permanent financing for the Building, the lender shall request modifications to this Lease as a condition to such financing, Tenant will not withhold or delay its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder and do not otherwise materially adversely affect Tenant’s rights hereunder. In the event that Tenant should fail to execute any instrument described in this Article 29 promptly as requested, Tenant hereby irrevocably constitutes Landlord as its attorney-in-fact to execute such instrument in Tenant’s name, place and stead, it being agreed that such power is one coupled with an interest. Tenant agrees that it will from time to time within ten (10) business days following a request by Landlord execute and deliver to such persons as Landlord shall request a statement, similar to Exhibit “I” attached hereto, in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which rent and other charges payable under the Lease have been paid, stating that Landlord is not in default hereunder (or if Tenant alleges a default stating the nature of such alleged default) and further stating such other matters as Landlord shall reasonably require. Tenant acknowledges that any such statement may be relied upon by the First Mortgagee, prospective Mortgagee, purchaser or prospective purchaser of the Building or any interest therein. Notwithstanding anything in the Lease to the contrary, the prior written consent of the holder of the first mortgage shall be required as a condition precedent to the subordination of the Lease to any junior/secondary mortgage or deed of trust.

ARTICLE 30

LANDLORD’S LIEN

Tenant hereby grants to Landlord a lien and security interest on all property of Tenant now or hereafter placed in or upon the Premises, and such property shall be and remain subject to such lien and security interest of Landlord for payment of all rent and other sums agreed to be paid by Tenant herein. The provisions of this paragraph relating to such lien and security interest shall constitute a security agreement under and subject to the Nevada Uniform Commercial Code so that Landlord shall have and may enforce a security interest on all property of Tenant now or hereafter placed in or on the Premises, in addition to and cumulative of the Landlord’s liens and rights provided by law or by the other terms and provisions of this Lease. Tenant agrees to execute as debtor such financing statement or statements as Landlord now or hereafter may request. Landlord may at its election at any time file a copy of this Lease as a financing statement. Notwithstanding the above, Landlord shall neither sell nor withhold from Tenant, Tenant’s business records.

ARTICLE 31

ATTORNEY’S FEES

In the event Tenant defaults in the performance of any of the terms of this Lease and Landlord employs an attorney in connection therewith, Tenant agrees to pay Landlord’s reasonable attorney’s fees.

ARTICLE 32

NO IMPLIED WAIVER

The failure of Landlord to insist at any time upon the strict performance of any covenant or agreement herein, or to exercise any option, right, power or remedy contained in this Lease, shall not be construed as a waiver or a relinquishment thereof for the future. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Rent due under this Lease shall be deemed to be other than on account of the earliest Rent due hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided.

ARTICLE 33

PERSONAL LIABILITY

The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to the lesser of (i) the interest of Landlord in the Building, or (ii) the interest Landlord would have in said Building if the same were encumbered by third party debt in an amount equal to eighty percent (80%) of the value of said Building (as such value is determined by Landlord) and Tenant agrees its look solely to such amount for recovery of any judgment from Landlord, it being intended that Landlord shall not be personally liable for any judgment or deficiency. In addition to any limitation of Landlord’s liability contained in the Lease, Tenant hereby agrees that any claim for damages against Landlord shall be subject and subordinate to the interest of any mortgagee in the Building and Property.

ARTICLE 34

SECURITY DEPOSIT

The Security Deposit shall be held by Landlord without liability for interest and as security for the performance by Tenant of Tenant’s covenants and obligations under this Lease, it being expressly understood that the Security Deposit shall not be considered an advance payment of rental or a measure of damages caused by Tenant in case of default by Tenant. Landlord may commingle the Security Deposit with Landlord’s other funds. Landlord may, from time to time, without prejudice to any other remedy, use the Security Deposit to the extent necessary to make good any arrearage of rent or to satisfy any other covenant or obligation of Tenant hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. If Tenant is not in default at the termination of this Lease, the balance of the Security Deposit remaining after any such application shall be returned by Landlord to Tenant. If Landlord transfers its interest in the Premises during the term of this Lease, Landlord may assign the Security Deposit to the transferee and thereafter shall have no further liability for the return of such Security Deposit to Tenant. Notwithstanding anything in the Lease to the contrary, no purchaser of Landlord’s interest in the Building or holder of any mortgage, deed of trust, ground lease or other lien on the Building shall be liable for the return of any Security Deposit unless and until such Security Deposit is actually transferred by Landlord to such party.

ARTICLE 35

NOTICE

Any notice in this Lease provided for must, unless otherwise expressly provided herein, be in writing, and may, unless otherwise in this Lease expressly provided, be given or be served by depositing the same in the United States mail, postage paid and certified and addressed to the party to be notified, with return receipt requested, or by delivering the same in person to an officer of such party, or by prepaid telegram, when appropriate, addressed to the party to be notified at the address stated on the signature page of this Lease or such other address, notice of which has been gives to the other party. Notice deposited in the mail in the manner hereinabove described shall be effective from and after the expiration of three (3) calendar days after it is so deposited.

ARTICLE 36

SEVERABILITY

If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law notwithstanding the invalidity of any other term or provision hereof.

ARTICLE 37

RECORDATION

Tenant agrees not to record this Lease or any memorandum hereof.

ARTICLE 38

GOVERNING LAW

This Lease and the rights and obligations of the parties hereto shall be interpreted, construed, and enforced in accordance with the laws of the State of Nevada.

ARTICLE 39

FORCE MAJEURE

Whenever a period of time is herein prescribed for the taking of any action by Landlord, Landlord shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions, or any other cause whatsoever beyond the control of Landlord.

ARTICLE 40

TIME OF PERFORMANCE

Except as expressly otherwise herein provided, with respect to all required acts of Tenant, time is of the essence of this Lease.

ARTICLE 41

TRANSFERS BY LANDLORD

Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Building and property referred to herein, and in such event and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of Landlord for the performance of such obligations.

ARTICLE 42

COMMISSIONS

Except for a commission to be paid by Landlord to CB Richard Ellis and Colliers International (collectively, “Broker”) pursuant to a separate commission agreement, Landlord and Tenant hereby indemnify and hold each other harmless against any loss, claim, expense or liability with respect to any commissions or brokerage fees claimed on account of the execution and/or renewal of this Lease due to any action of the indemnifying party.

ARTICLE 43

EFFECT OF DELIVERY OF THIS LEASE

Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery hereof does not constitute an offer to Tenant or option. This Lease shall not be effective until a copy executed by both Landlord and Tenant is delivered to and accepted by Landlord.

ARTICLE 44

CORPORATE AUTHORITY; PARTNERSHIP AUTHORITY

If Tenant is a corporation, each person signing this Lease on behalf of Tenant represents and warrants that he or she has full authority to do so and that this Lease binds the corporation. Within thirty (30) days after this Lease is signed, Tenant shall deliver to Landlord a certified copy of a resolution of Tenant’s Board of Directors authorizing the execution of this Lease or other evidence of such authority reasonably acceptable to Landlord. If Tenant is a partnership, each person signing this Lease for Tenant represents and warrants that he or she is a general partner of the partnership, that he or she has fall authority to sign for the partnership and that this Lease binds the partnership and all general partners of the partnership. Tenant shall give written notice to Landlord of any general partner’s withdrawal or addition. Within thirty (30) days after this Lease is signed. Tenant shall deliver to Landlord a copy of Tenant’s recorded statement of partnership or certificate of limited partnership.

ARTICLE 45

JOINT AND SEVERAL LIABILITY

All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant.

ARTICLE 46

INTERPRETATION

The captions of the Articles of this Lease, and each specific Section within die respective Articles, are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other. In any provision relating to the conduct, acts or omissions of Tenant, the term ‘Tenant” shall include Tenant’s agents, employees, contractors, invitees, successors or others using the Premises with Tenant’s expressed or implied permission.

ARTICLE 47

INCORPORATION OF PRIOR AGREEMENTS; MODIFICATIONS

This Lease is the only agreement between the parties pertaining to the lease of the Premises and no other agreements are effective. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void.

ARTICLE 48

WAIVER OF JURY TRIAL

Landlord and Tenant by this Article 48 waive trial by jury in any action, proceeding, or counterclaim brought by either of the parties to this Lease against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any other claims (except claims for personal injury or property damage), and any emergency statutory or any other statutory remedy.

ARTICLE 49

NO MERGER

The voluntary or other surrender of this Lease by Tenant or the cancellation of this Lease by mutual agreement of Tenant and Landlord or the termination of this Lease on account of Tenant’s default will not work a merger, and will, at Landlord’s option, (a) terminate all or any subleases and subtenancies or (b) operate as an assignment to Landlord of all or any subleases or subtenancies. Landlord’s option under this Article 49 will be exercised by written notice to Tenant and all known sublessees or subtenants in the Premises or any part of the Premises.

ARTICLE 50

COUNTERPARTS

This Lease may be executed in counterparts, and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

ARTICLE 51

EXHIBITS

All Exhibits as listed on the “List of Exhibits” and as attached hereto ate incorporated herein and made a part of this Lease for all purposes.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease (which may be in multiple original counterparts) as of the day and year first above written.

Address:	LANDLORD:

10000 West Charleston Boulevard Suite 200 Las Vegas, Nevada 89135 Attention: Property Management	HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP, a Delaware limited partnership

By its sole general partner: THE HOWARD HUGHES CORPORATION, a Delaware corporation

	By:	/s/ Kevin T. Orrok
	Print Name:	Kevin T. Orrok
	Print Title:	EVP

With a copy to:

Teachers Insurance and Annuity Association College Retirement Equities Fund 730 Third Avenue New York, New York 10017 Attention: General Counsel

Address:	TENANT:

1805 Madera Canyon Place Las Vegas, Nevada 89128 Attention: Michael Flaa	CARDIOVASCULAR BIOTHERAPEUTICS, INC., a Delaware corporation

	By:	/s/ Michael A. Flaa
	Print Name:	Michael A. Flaa
	Print Title:	CFO

LEGAL DESCRIPTION OF BUILDING - EXHIBIT A

EXHIBIT “A”

PLAZA WEST

LEGAL DESCRIPTION FOR BUILDING

THAT PORTION OF SECTION 19, TOWNSHIP 20 SOUTH, RANGE 60 EAST, M.D.M., CITY OF LAS VEGAS, CLARK COUNTY, NEVADA.

A PORTION OF LOT 2, OF “THE HILLS VILLAGE CENTER AT SUMMERLIN - A COMMERCIAL SUBDIVISION,” AS SHOWN BY A MAP THEREOF ON FILE IN BOOK 53, PAGE 41 OF PLATS IN THE CLARK COUNTY RECORDER’S OFFICE, CLARK COUNTY, NEVADA.

CONTAINING APPROXIMATELY 2.82 ACRES.

Landlord, from time to time, shall have the right to amend this legal description to accurately reflect the legal parcel if and when it becomes necessary to adjust the legal description to accommodate the development of other adjacent buildings.

FLOOR PLAN OF PREMISES - EXHIBIT B

EXHIBIT “B”

PLAZA WEST

FLOOR PLAN OF PREMISES

PARKING AGREEMENT - EXHIBIT C

EXHIBIT “C”

PLAZA WEST

PARKING AGREEMENT

This Parking Agreement is incorporated by reference into that certain Lease Agreement dated as of November 1, 2005 between CARDIOVASCULAR BIOTHERAPEUTICS, INC. as Tenant and HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP as Landlord (the “Lease”).

1. Parking Facilities. The parking facilities appurtenant to the Building include asphalt surface parking with some covered spaces (“Parking Area”). Tenant shall be entitled to use eight (8) vehicle parking spaces within the covered portions of the parking area and seventeen (17) vehicle spaces within the uncovered portions of the Parking Area for the monthly parking of Tenant’s employees. Tenant’s use of the Parking Area shall be based upon a non-exclusive use in common with Landlord, other tenants of the Building, and their guests and invitees. Tenant shall not use more parking spaces than said number, or any spaces (a) which have been specifically assigned by Landlord to other tenants or for such other uses as visitor parking or (b) which have been designated by governmental entities of competent jurisdiction as being restricted to certain uses. Landlord reserves the right to erect such security and access and egress control devices as it may reasonably deem to be appropriate (including, without limitation card controlled gates) and Tenant agrees to cooperate fully with Landlord in such matters. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers, or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities. If Tenant permits or allows any of such prohibited activities, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable upon demand by Landlord.

2. Parking Fee. Tenant shall pay, throughout the entire Term, an amount equal to the number of parking spaces Tenant is entitled to use times the applicable fees (the “Parking Fees”) which Landlord is charging for use of me parking facilities. Currently, Landlord is charging Forty and 00/100 Dollars ($40.00) per space per month for covered parking and Zero and 00/100 Dollars ($0.00) per space per month for uncovered parking. Landlord shall have the right from time to time to increase the Parking Fees being charged Tenant upon thirty (30) days prior written notice, which Parking Fees shall in no event exceed the rates then being charged for parking in comparable parking areas having a comparable method of operation. Tenant agrees and acknowledges that Tenant shall be obligated to pay such rates regardless of whether or not Tenant actually uses or needs the parking spaces which Tenant is entitled to use. Such Parking Fees shall be payable monthly commencing with the first installment of Base Rent due under the Lease. If the Commencement Date is other than the first day of a calendar month, the first installment of the Parking Fees shall be prorated on the basis of a thirty (30) day calendar month.

3. Definitions. All capitalized terms contained in this Parking Agreement that are not defined herein shall have the same definition as set forth in the Lease.

WORK LETTER - EXHIBIT D

EXHIBIT “D”

PLAZA WEST

WORK LETTER

This Work Letter supplements the Lease Agreement (the “Lease”) dated concurrently herewith, by and between HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP, a Delaware limited partnership, as Landlord, and CARDIOVASCULAR BIOTHERAPEUTICS, INC., a Delaware corporation, as Tenant, covering the Premises. All terms not defined herein shall have the same meaning as set forth in the Lease.

1.	Construction of Building.

1.1 Base Building Improvements.

Landlord has constructed, or shall construct, through its contractor, at Landlord’s sole cost, a building shell, including the following (“Base Building Improvements”):

(a)	outside walls (not including drywall), core walls which are unfinished on tenant’s side, elevator lobby and corridor which connect exit stairwells on multi-tenant floors (but not an elevator lobby or corridor on floors with a single tenant);

(b)	unfinished concrete floors throughout the Premises, broom clean;

(c)	building standard 110-volt service power and 277-volt and/or 110-volt florescent lighting power at the core;

(d)	men’s and women’s restroom facilities with building-standard finishes located on each floor on which the Premises is located;

(e)	building standard fire alarms and smoke detectors in public areas in accordance with applicable building code on an unoccupied basis and provided only at the core of the Building;

(f)	plumbing systems stubbed at the core of the Building;

(g)	primary fire and life safety in a general pattern sprinkler loop throughout the Premises ready for expansion and adjustment when the ceiling for the Premises is installed; and

(h)	primary heating ventilating and air conditioners loop (but not including branch distribution controls and mixing boxes).

1.2 Tenant Improvements Descriptions.

Without limiting the generality of the foregoing description of Base Building Improvements, tenant improvements (“Tenant Improvements”) shall include the following items:

(a)	ceiling and lighting in the Premises;

(b)	floor finishes in the Premises (except elevator lobby, common corridor and toilet rooms on multi-tenant floors);

(c)	interior finishes of any kind within the Premises (except elevator lobby, toilet rooms and common corridors on multi-tenant floors);

(d)	interior partitions, demising walls, doors and hardware within the Premises;

(e)	terminal boxes and reheat coils or other heating, ventilating and air conditioning or air distribution devices, including distribution duct work and controls or supplemental systems;

(f)	distribution of electrical services, plumbing services and sprinklers from the core (except primary sprinkler loop as specified in base building description);

(g)	fire and life safety systems throughout the Premises, including without limitation exit signs, horn/strobe or intercoms and extinguishers (except as provided in Base Building Improvements);

(h)	window coverings;

(i)	architectural consulting and engineering fees necessary for the complete preparation of plans and specifications for the Tenant Improvements to conform to building standards and tenant requirements;

(j)	permits and fees to local jurisdictions; and

WORK LETTER - EXHIBIT D

(k)	telephone and data cabling and infrastructure.

2.	Plans and Specifications for Tenant Improvements

2.1 Landlord shall retain a licensed architect (“Architect”) to prepare the plans and specifications for the Tenant Improvements; provided, however, Tenant shall directly work with the Architect to prepare the preliminary plans and final plans. Notwithstanding the foregoing, Tenant may retain its own licensed architect to design and prepare the preliminary plans and final plans; provided, however, such plans and specifications shall be submitted to Landlord’s Architect for review and to Landlord for approval. All such plans and specifications shall be submitted to Landlord in accordance with the schedule set forth in Section 6 below.

2.2 Tenant shall cause the Architect to furnish to Landlord for Landlord’s approval space plans sufficient to convey the architectural design of the Premises, including, without limitation, the location of doors, partitions, electrical and telephone outlets, plumbing fixtures, heavy floor loads and other special requirements, together with reflective ceiling plans (“Tenant’s Preliminary Space Plans”). If Landlord shall disapprove of any portion of Tenant’s Preliminary Space Plans, Landlord shall advise Tenant of such revisions, and reasons therefor, as are reasonably required by Landlord for the purpose of obtaining approval. Tenant shall then submit to Landlord, for Landlord’s approval, a redesign of Tenant’s Preliminary Space Plans, incorporating the revisions required by Landlord and such modifications thereof as are suggested by Tenant, said modifications to be subsequently approved by Landlord prior to Tenant’s submission of Final Plans (as hereinafter defined).

2.3 Tenant shall cause the Architect to prepare from Tenant’s Preliminary Space Plans (approved by Landlord in accordance with Section 2.2 above) complete architectural plans, drawings and specifications and, utilizing Landlord’s mechanical, electrical and structural engineers, complete engineered and cross coordinated mechanical, electrical and structural working drawings for (i) all of the Premises, showing the subdivision, layout, finish and decoration work (including carpeting and other floor coverings) desired by Tenant therefor, and (ii) any internal or external communications or special utility facilities which will require conducting or other improvements within common areas, all in such form and in such detail as may be reasonably required by Landlord. Such complete plans, drawings and specifications are referred to herein as the “Final Plans”. Tenant’s Final Plans shall (i) be compatible with the Base Building Improvements, (ii) comply with all applicable laws and ordinances, and the rules and regulations of all governmental authorities having jurisdiction, and (iii) comply with Landlord’s insurance company requirements. Tenant shall submit (he Final Plans for the approval of Landlord in the same manner as provided in Section 2.2 above for approval by Landlord of Tenant’s Preliminary Space Plans.

2.4 Tenant acknowledges that, unless specifically shown as Landlord’s responsibility on the Final Plans, the Tenant Improvements shall not include, nor shall Landlord be responsible for the design, construction or installation of, various nonstructural items which Tenant may find desirable for the Premises including, without limitation, furniture, trade fixtures, office equipment, telephone, telecommunications and data equipment and systems, plantscaping, artwork or cabling required in connection with any of these items. Notwithstanding the fact that Landlord’s architects and engineers shall have the right to review Tenant’s Preliminary Space Plans and Tenant’s Final Plans, Tenant shall be solely responsible for the design and function of such plans, including, without limitation, their integration with all of the Building’s systems. A list of standard improvements for space within the Building (“Building Standards”) is available to Tenant upon request. All Tenant Improvements shall be of equal or greater quality than the Building Standards; provided that Tenant shall be required to utilize Building Standard window blinds, ceiling systems and light fixtures.

2.5 Landlord shall cooperate with Tenant in obtaining approval of the Final Plans by all governmental agencies having jurisdiction.

2.6 Tenant shall cause the Architect to provide documentation for all changes to the Final Plans at the time each change is authorized for construction.

WORK LETTER - EXHIBIT D

3.	Allowance for Work and Work Costs.

3.1 Tenant shall receive from Landlord the Allowance as specified in the Lease, which Allowance shall be used solely for “Work Costs” (as that term is defined in Section 3.2 below). All Tenant Improvements, whether or not the cost thereof is covered by the Allowance, shall become the property of Landlord upon expiration or earlier termination of the Lease and shall remain on the Premises at all times during the Lease Term. Tenant shall be entitled to no other payment or rent reduction for any part of the Allowance not utilized by Tenant.

3.2 As used herein, “Work Costs” mean (i) all fees and expenses incurred by Landlord and Tenant in connection with the design and construction of the Tenant Improvements, including, without limitation, architectural and engineering fees for the review of Tenant’s Preliminary Space Plans and Final Plans (ii) the actual contractor costs and charges for material and labor, contractor’s profit, overhead and general conditions incurred by Landlord in having the Tenant Improvements constructed in accordance with the Final Plans, (iii) governmental agency plan check, permit and other fees and sales and use taxes, (iv) testing and inspection costs, (v) any paint touch-up or repair work necessary due to Tenant’s move into the Premises, (vi) all other costs expended or to be expended by Landlord in the construction of the Tenant Improvements including a charge for VAV boxes on the floors upon which the Premises is located, mini-blinds within the Premises, fluorescent light fixtures, air balancing, and other pre-stocked materials, and (vii) a fee to be paid to Landlord equal to ten percent (10%) of all Work Costs for administration by Landlord of construction of the Tenant Improvements. In no event shall the Allowance be used toward items such as Tenant’s inventory, supplies, furniture, fixtures or equipment.

3.3 As promptly as practicable following Landlord’s approval of the Final Plans, Landlord shall submit to Tenant a written estimate of Work Costs of all Tenant Improvements. Thereupon, Tenant shall either approve the estimate or disapprove specific items and submit to Landlord revisions of Final Plans to reflect the deletion of and/or substitution for such disapproved items. Any such deletions and/or substitutions to the Final Plans will be processed in accordance with Section 3.8 below. Upon Tenant’s final written approval of said estimate, such approved estimate to be referred to herein as the “Work Costs Estimate”, Landlord shall have the right to purchase materials as set forth on the Final Plans and to commence the construction of the items included in said Work Costs Estimate pursuant to Section 4 hereof.

3.4 The parties acknowledge that Landlord has “pre-stocked” certain Building Standards improvement items for use in the Building, which items must be used by Tenant for construction of the Tenant Improvements.

3.5 If the Final Plans or any amendment thereof or supplement thereto shall require changes in the Base Building Improvements, the increased cost of the Base Building Improvements caused by such changes shall be charged as Work Costs. The cost thereof shall include all direct architectural and/or engineering fees and expenses in connection therewith.

3.6 Landlord’s written estimate of Work Costs shall include a reasonable contingency to allow for changes in the Tenant Improvements and/or other unforeseen costs and expenses arising after Tenant’s approval thereof.

3.7 In the event that the Work Costs Estimate exceeds the Allowance, Tenant shall pay one hundred percent (100%) of such excess (“Over Allowance”) to Landlord within ten (10) days after Tenant’s approval of the Work Costs Estimate; provided, however, Landlord shall not be required to commence construction of the Tenant Improvements until Landlord receives the Over-Allowance.

3.8 Any changes to the approved Final Plans (“Changes”) which are requested by Tenant or required by any governmental agency shall be forwarded to Landlord for approval and costing. If Landlord approves of the Changes, Tenant shall be given a written cost estimate for the completion of said Changes which must be approved by Tenant prior to construction of the Changes. Landlord shall pay the cost of the Changes to the extent of any remaining Allowance and to the extent the revised contract amount exceeds the Allowance, Tenant shall pay the cost of the Changes as an Over-Allowance within ten (10) days pursuant to Section 3.7 above. Any

WORK LETTER - EXHIBIT D

delay in the construction of Tenant improvements as a result of Changes shall be a Tenant Delay (as defined in Section 7 below).

4.	Construction.

4.1 Following Tenant’s approval of Landlord’s Work Costs Estimate, Tenant’s payment of initial amounts payable under Section 3.7 above and receipt by Landlord of all relevant governmental agency approvals and permits, and at such time when, in Landlord’s sole discretion, the Building has reached the stage of construction where it is appropriate to commence construction of Tenant Improvements, Landlord shall cause its general contractor (“General Contractor”) to commence the construction of the Tenant Improvements. The bid process, if any, for the General Contractor shall be mutually agreed upon by Landlord’s construction representative and Tenant’s construction representative. Landlord and/or such General Contractor shall have the right to cause all or any portion of such work to be performed by one or more subcontractors. Landlord shall furnish Tenant with a schedule setting forth the projected completion dates therefor and showing the deadlines for any actions required to be taken by Tenant during such construction, and Landlord may from time to time during the prosecution of the Tenant Improvements reasonably modify or amend such schedule due to delays encountered by Landlord. Within sixty (60) days after the date of substantial completion of the Tenant Improvements, the General Contractor shall submit to Landlord a set of conformed reproducable “as-built” plans incorporating all field changes made and all changes and/or revisions that have been made subsequent to Landlord’s approval of the Final Plans.

4.2 In connection with the construction of the Tenant Improvements, each party shall be entitled to rely upon the other party’s construction representative who shall be as follows: Landlord’s construction representative (“Landlord’s Construction Representative”): Andrew Bernardy, Tenant’s construction representative (“Tenant’s Construction Representative”): Mickael A. Flaa. Each respective construction representative shall have the authority to make binding commitments relative to the Tenant Improvements on behalf of the party appointing such construction representative. All inquiries of Tenant pertaining to construction of the Tenant Improvements shall be directed in writing to Landlord’s Construction Representative. A party may designate a substitute construction representative by giving written notice to the other party at any time. Any representatives of Tenant who desires to visit the Premises during construction of the Tenant Improvements must obtain the prior consent of Landlord and the General Contractor. Such consent shall be obtained from Landlord’s Construction Representative only by Tenant’s Construction Representative.

5.	Punch List.

On or before the date upon Tenant occupies the Premises, Landlord shall cause the General Contractor to inspect the Premises with Landlord’s Construction Representative and Tenant’s Construction Representative and to complete a written punch list of unfinished items of Tenant Improvements prior to Tenant’s move into the Premises. Tenant’s Construction Representative shall execute said written punch list to indicate approval thereof, and Landlord shall cause the General Contractor to correct all such punch list items with reasonable diligence.

6.	Schedule.

Preparation and approval of Tenant’s Preliminary Space Plans, Final Plans and the Work Costs Estimate shall proceed as indicated below and each action shall be completed on or before the date herein specified. Time is of the essence.

	Action	Responsibility	Due Date
(i)	Executed Lease received by Landlord	Tenant	October 21, 2005

(ii)	Submission of Tenant’s Preliminary Space Plans to Landlord	Tenant	October 28, 2005

WORK LETTER - EXHIBIT D

(iii)	Delivery of written approval of Tenant’s Preliminary Space Plans by Landlord (including any necessary design revision comments)	Landlord	Five (5) days following submission of Preliminary Space Plans to Landlord

(iv)	Submission of Final Plans to Landlord for approval.	Tenant	Twenty-two (22) days following Landlord’s approval of Preliminary Space Plans

(v)	Delivery of written approval of Final Plans to Tenant including any necessary design revision comments	Landlord	Five (5) days following submission of Final Plans to Landlord

(vi)	Delivery of Work Costs Estimate to Tenant	Landlord	Twelve (12) days following Landlord’s approval of Final Plans

(vii)	Delivery of written approval of Work Costs Estimate to Landlord	Tenant	Two (2) days following delivery of Work Costs Estimate to Tenant

(viii)	Delivery of Over-Allowance, if any, as approved on Work Costs Estimate to Landlord	Tenant	Three (3) days following Tenant’s approval of Work Costs Estimate

(ix)	Substantial Completion of Premises	Landlord	Lease Commencement Date

7.	Delays.

If Landlord shall be delayed in substantially completing the Tenant Improvements as a result of any of the following (‘Tenant Delays”):

(i) Tenant’s failure to complete any action item which is the responsibility of Tenant on or before the due date specified in Section 6 above to the extent that such failure is not caused by failure of Landlord to timely perform its obligations in accordance with the schedule in Section 6, or

(ii) Tenant’s changes to Final Plans after the final submission date in Section 6(iii) above, or Landlord’s approval thereof, whichever is earlier, or

(iii) Tenant’s request for materials, finishes, or installations other than Building Standards, or

(iv) Any delay of Tenant in making payment to Landlord of the Over-Allowance as provided in Section 3.7 above, or

(v) Any other delay requested or caused by Tenant;

then the Lease Term shall nevertheless commence and the Commencement Date shall be the date it would have been had the delay not occurred.

WORK LETTER - EXHIBIT D

8.	Miscellaneous.

Any default by Tenant under the terms of this Work Letter shall constitute a default under the Lease and shall entitle Landlord to exercise all remedies set forth therein. Both Landlord and Tenant agree to use reasonable diligence in performing all of their respective obligations and duties under this Work Letter and in proceeding with the construction and completion of the Building and all Tenant Improvements in the Premises.

TENANT:		LANDLORD:

CARDIOVASCULAR BIOTHERAPEUTICS, INC., a Delaware corporation		HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP, a Delaware limited partnership

By:	/s/ Mickael A. Flaa	By its sole general partner: THE HOWARD HUGHES CORPORATION, a Delaware corporation
Name:	Mickael A. Flaa
Title:	CFO

		By:	/s/ Kevin T. Orrock
		Name:	Kevin T. Orrock
		Title:	EVP

RULES AND REGULATIONS - EXHIBIT E

EXHIBIT “E”

PLAZA WEST

RULES AND REGULATIONS

1. Sidewalks, doorways, vestibules, halls, stairways, and similar areas shall not be obstructed nor shall refuse, furniture, boxes, or other items be placed therein by Tenant or its officers, agents, servants, and employees, or used for any purpose other than ingress and egress to and from the Premises, or for going from one part of the Building to another part of the Building. Canvassing, soliciting and peddling in the Building are prohibited.

2. Plumbing, fixtures and appliances shall be used only for the purposes for which constructed, and no unsuitable material shall be placed therein.

3. No signs, directories, posters, advertisements, or notices shall be painted or affixed on or to any of the windows or doors, or in corridors or other parts of the Building, except in such color, size, and style, and in such places, as shall be first approved in writing by Landlord in its discretion. Building standard suite identification signs will be prepared by Landlord at Tenant’s expense. Landlord shall have the right to remove all unapproved signs without notice to Tenant, at the expense of Tenant

4. Tenant shall not do, or permit anything to be done in or about the Building, or bring or keep anything therein, that will in any way increase the rate of fire or other insurance on the Building, or on property kept therein or otherwise increase the possibility of fire or other casualty.

5. Landlord shall have the power to prescribe the weight and position of heavy equipment or objects which may overstress any portion of the floor. All damage done to the Building by the improper placing of such heavy items will be repaired at the sole expense of the responsible Tenant.

6. Tenant shall notify the Building manager when safes or other heavy equipment are to be taken in or out of the Building, and the moving shall be done after written permission is obtained from Landlord on such conditions as Landlord shall require.

7. Corridor doors, when not in use, shall be kept closed.

8. All deliveries must be made via the service entrance and service elevator, when provided, during normal working hours. Landlord’s written approval must be obtained for any delivery after normal working hours.

9. Tenant shall cooperate with Landlord’s employees in keeping the Premises neat and clean.

10. Tenant shall not cause or permit any improper noises in the Building, or allow any unpleasant odors to emanate from the Premises, or otherwise interfere, injure or annoy in any way other tenants, or persons having business with them.

11. No animals shall be brought into or kept in or about the Building.

12. When conditions are such that Tenant must dispose of crates, boxes, etc. on the sidewalk, it will be the responsibility of Tenant to dispose of same prior to 7:30 a.m., or after 5:30 p.m.

13. No machinery of any kind, other than ordinary office machines such as typewriters and calculators, shall be operated on Premises without the prior written consent of Landlord, nor shall Tenant use or keep in the Building any inflammable or explosive fluid or substance (including Christmas trees and ornaments), or any illuminating materials, except candles. No space heaters or fans shall be operated in the Building.

14. No bicycles, motorcycles or similar vehicles will be allowed in the Building.

15. No nails, hooks, or screws shall be driven into or inserted in any part of the Building except as approved by Building maintenance personnel.

16. Landlord has the right to evacuate the Building in the event of an emergency or catastrophe.

17. No food and/or beverages shall be distributed from Tenant’s office without the prior written approval of the Building Manager.

RULES AND REGULATIONS - EXHIBIT E

18. No additional locks shall be placed upon any doors without the prior written consent of Landlord. All necessary keys shall be furnished by Landlord, and the same shall be surrendered upon termination of this lease, and Tenant shall then give Landlord or its agent an explanation of the combination of all locks on the doors or vaults. Tenant shall initially be given two (2) keys to the Premises by Landlord. No duplicates of such keys shall be made by Tenant Additional keys shall be obtained only from Landlord, at a fee to be determined by Landlord.

19. Tenant will not locate furnishings or cabinets adjacent to mechanical or electrical access panels or over air conditioning outlets so as to prevent operating personnel from servicing such units as routine or emergency access may require. Cost of moving such furnishings for Landlord’s access will be for Tenant’s account. The lighting and air conditioning equipment of the Building will remain the exclusive charge of the Building designated personnel.

20. Tenant shall comply with parking rules and regulations as may be posted and distributed from time to time.

21. No portion of the Building shall be used for the purpose of lodging rooms.

22. Vending machines or dispensing machines of any kind will not be placed in the Premises by Tenant

23. Prior written approval, which shall be at Landlord’s sole discretion, must be obtained for installation of window shades, blinds, drapes, or any other window treatment of any kind whatsoever. Landlord will control all internal lighting that may be visible from the exterior of the Building and shall have the right to change any unapproved lighting, without notice to Tenant, at Tenant’s expense.

24. No Tenant shall make any changes or alterations to any portion of the Building without Landlord’s prior written approval, which may be given on such conditions as Landlord may elect. All such work shall be done by Landlord or by contractors and/or workers approved by Landlord, working under Landlord’s supervision.

25. Tenant shall provide plexiglass or other pads for all chairs mounted on rollers or casters.

26. Landlord reserves the right to rescind any of these rules and make such other and further rules and regulations as in its judgment shall from time to time be needful for the operation of the Building, which rules shall be binding upon each Tenant upon delivery to such Tenant of notice thereof in writing.

27. Smoking shall not be permitted in Common Areas throughout the Building, including lobbies, hallways, restrooms and stairwells. Smoking is permitted outside the Building; however, smokers must utilize the ash urns which are located outside the Building.

OPTION TO RENEW LEASE - EXHIBIT F

EXHIBIT “F”

PLAZA WEST

OPTION TO RENEW LEASE

TO LEASE between HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP, a Delaware limited partnership (the “Landlord”) and CARDIOVASCULAR BIOTHERAPEUTICS, INC., a Delaware corporation (the “Tenant”).

Tenant shall have the following option to renew this Lease (“Option to Renew”):

1. Subject to Section 2 below, Tenant may, by notifying Landlord of its election in writing (“Extension Notice”) at least twelve (12) months prior to the end of the Lease Term, renew this Lease for an additional lease term (the “Second Lease Term”) beginning on the day next following the expiration date of the Lease Term and continuing for five (5) years thereafter. Such renewal shall be on all of the terms and conditions of this Lease which are not inconsistent herewith, except that the rentals payable during the Second Lease Term shall be at the existing fair market rental of comparable space as of the date of renewal (the “Fair Market Rate”), (but not less than the Base Rent [including adjustments to Base Rent] payable with respect to the final year of the Lease Term).

2. Tenant acknowledges that the Option to Renew granted herein shall be subject to, and subordinate to, any rights to the Premises that any other tenant within the Building, including such tenant’s affiliates, subsidiaries or successors and assigns may have in accordance with its lease agreement in the Building to the extent such lease agreement was executed prior to the execution of this Lease. Upon receipt of the Extension Notice, Landlord shall notify Tenant not less than one (1) month after Landlord’s receipt of the Extension Notice whether the Premises will be available for the Second Lease Term. Landlord’s determination of the availability of Premises shall be binding upon Tenant and Tenant shall not be able to contest Landlord’s determination. In the event Landlord notifies Tenant the Premises are not available for Tenant’s occupancy during a Second Lease Term, then Tenant agrees that its right under the Option to Renew the leased Premises during the Second Lease Term shall become void, and the Lease will automatically terminate at the end of the Lease Term.

3. The Fair Market Rate for the Premises shall be the then going rate for comparable space in the Building. Landlord shall notify Tenant of Landlord’s good faith determination of the prevailing Fair Market Rate no later than seven (7) months prior to the end of the Lease Term. No later than one (1) month after Landlord notifies Tenant of the prevailing Fair Market Rate, Tenant shall notify Landlord whether Tenant accepts Landlord’s determination. If Tenant fails to so notify Landlord, Tenant will be deemed conclusively to have accepted Landlord’s determination. If Tenant does not accept Landlord’s determination (and if Tenant is not deemed to have accepted Landlord’s determination), Tenant and Landlord shall meet to attempt to agree upon the Fair Market Rate. If Landlord and Tenant are unable to agree within thirty (30) days after Tenant’s objection to Landlord’s determination, the parties shall proceed as follows:

Within ten (10) days thereafter Landlord and Tenant shall each appoint one (1) independent appraiser who shall by profession be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial properties in the Las Vegas area. The determination of the appraisers shall be limited to solely the issue of whether Landlord’s or Tenant’s submitted Fair Market Rate for the Premises is the closest to the actual Fair Market Rate for the Premises as determined by the appraisers, taking into account the requirements of Section 1 above and this Section 3 regarding the same. Such decision shall be based upon the project prevailing Fair Market Rate as of the commencement date of the Second Lease Term.

(a) The two (2) appraisers so appointed shall within fifteen (15) days of the date of appointment of the last appointed appraiser agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth hereinabove for qualifications of the initial two (2) appraisers.

(b) The three (3) appraisers shall within thirty (30) days of the appointment of the third appraiser reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted fair market rental rate, and shall notify Landlord and Tenant thereof.

(c) The decision of the majority of the three (3) appraisers shall be binding upon Landlord and Tenant If either Landlord or Tenant fails to appoint an appraiser within the time period specified hereinabove, the appraiser appointed by one of them shall reach a decision based upon the same procedures as set forth above (i.e., by selecting either Landlord’s or Tenant’s submitted Fair Market Rate), and shall notify

OPTION TO RENEW LEASE - EXHIBIT F

Landlord and Tenant thereof, and such appraiser’s decision shall be binding upon Landlord and Tenant.

(d) If the two (2) appraisers fail to agree upon and appoint a third appraiser, both appraisers shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but based up on the same procedures as set forth above (i.e., by selecting either Landlord’s or Tenant’s submitted fair market rental rate).

(e) The cost of the appraisal (or arbitration if required) shall be paid by the party whose submitted Fair Market Rate is not accepted.

4. Failure by Tenant to notify Landlord of Tenant’s election to exercise the Option to Renew herein granted within the time limits set forth for such exercise shall constitute a waiver of such Option to Renew. Tenant shall only be entitled to exercise its Option as to all of the Premises.

RIGHT OF FIRST OFFER TO LEASE - EXHIBIT G

EXHIBIT “G”

PLAZA WEST

RIGHT OF FIRST OFFER TO LEASE

THIS RIGHT OF FIRST OFFER TO LEASE is attached to the Lease between 3770 HUGHES PARKWAY ASSOCIATES, LIMITED PARTNERSHIP, a Nevada limited partnership, (the “Landlord”) and CARDIOVASCULAR BIOTHERAPEUTICS, INC., a Delaware corporation, (the “Tenant”).

1. Tenant shall have a right of first offer to Lease any contiguous Rentable Area adjacent to the Premises (the “First Offer Space”). Notwithstanding the foregoing (i) such first offer right of Tenant shall commence only following the expiration or earlier termination of any existing lease pertaining to each such particular First Offer Space, and the First lease pertaining to each such First Offer Space entered into by Landlord after the date of this Lease (collectively, the “Superior Leases”), including any renewal of such existing or future lease, whether or not such renewal is pursuant to an express written provision in such lease, and regardless of whether any such renewal is consummated pursuant to a lease amendment or a new lease, and (ii) such first offer right shall be subordinate and secondary to all rights of expansion, first refusal, first offer or similar rights granted to the tenants of the Superior Leases (the rights described in items (i) and (ii), above to be known collectively as “Superior Rights”). Tenant’s right of first offer shall be on the terms and conditions set forth in this Exhibit “G.” Tenant’s right of first offer shall only be in effect during the initial Lease Term unless Tenant has effectively exercised its Option to Renew Lease pursuant to Exhibit “F” to the Lease.

2. Landlord shall notify Tenant from time to time when Landlord determines that Landlord shall commence the marketing of any First Offer Space because such space shall become available for lease to third parties, where no holder of a Superior Right desires to lease such space. Landlord shall notify Tenant of the availability of and offer to lease to Tenant First Offer Space by delivery to Tenant of a notice (the “First Offer Space Option Notice”), which shall (i) describe the specific First Offer Space, (ii) contain an initial determination of the amount of the Fair Market Rent (as defined below) proposed by Landlord for such First Offer Space, (iii) disclose the then existing state of improvements and condition of such space, (iv) set forth the approximate date Tenant would be entitled to take possession of such space. Tenant shall have ten (10) days from receipt of the First Offer Space Option Notice to accept or reject the offer for all of such space. Tenant may exercise its right only as to all of any First Offer Space offered to Tenant. Any attempt to exercise its offer to less than all of any First Offer Space offered to Tenant shall be null and void. If Tenant accepts the offer, such space shall become part of the Premises and Tenant shall be bound with respect to such space by the terms and conditions of this Lease. If Tenant does not notify Landlord within such ten (10) days of Tenant’s acceptance of the offer for all of such space, then Landlord shall thereafter have the right to lease such space not taken by Tenant to other persons on such terms and conditions as Landlord may elect

3. The “Fair Market Rent” for the First Offer Space shall be the then existing rate for comparable space at the Building. If Tenant accepts the offer to lease First Offer Space, Tenant shall have ten (10) days from receipt of the First Offer Space Option Notice to notify Landlord in writing that Tenant does not agree with Landlord’s determination of the Fair Market Rent. If Tenant fails to so notify Landlord, Tenant shall be deemed conclusively to have accepted Landlord’s determination. If Tenant does not agree with Landlord’s proposed Fair Market Rent, upon such notice Landlord and Tenant shall each submit a new determination of the Fair Market Rent to appraisal pursuant to Section 4 of this Exhibit “G” below.

4. Landlord and Tenant shall each appoint one (1) independent appraiser who shall by profession be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial properties in the Las Vegas area. The determination of the appraisers shall be limited to solely the issue of whether Landlord’s or Tenant’s submitted Fair Market Rent for the Premises is the closest to the actual fair market rental rate for the Premises as determined by the appraisers. Such decision shall be based upon the projected prevailing Fair Market Rent as of the approximate commencement date for the First Offer Space as set forth in the First Offer Space Option Notice. Each such appraiser shall be appointed within the fifteen (15) day period after Tenant’s notice that Tenant does not accept Landlord’s determination.

(a) The two (2) appraisers so appointed shall, within fifteen (15) days of the date of appointment of the last appointed appraiser, agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth hereinabove for qualifications of the initial two (2) appraisers.

RIGHT OF FIRST OFFER TO LEASE - EXHIBIT G

(b) The three (3) appraisers shall within thirty (30) days of the appointment of the third appraiser reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Fair Market Rent, and shall notify Landlord and Tenant thereof.

(c) The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant. If either Landlord or Tenant fails to appoint an appraiser within the time period specified in this Section 4 hereinabove, the appraiser appointed by one of them shall reach a decision based upon the same procedures as set forth above (i.e., by selecting either Landlord’s or Tenant’s submitted Fair Market Rent), and shall notify Landlord and Tenant thereof, and such appraiser’s decision shall be binding upon Landlord and Tenant.

(d) If the two (2) appraisers fail to agree upon and appoint a third appraiser, both appraisers shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but based up on the same procedures as set forth above (i.e., by selecting either Landlord’s or Tenant’s submitted Fair Market Rent).

(e) The cost of the appraisal (or arbitration if required pursuant to Section 4(d) hereof) shall be paid by the party whose submitted fair market rental rate is not accepted.

5. If Tenant timely exercises Tenant’s right to lease the First Offer Space as set forth herein, Landlord and Tenant shall execute an amendment adding such First Offer Space to this Lease upon the same non-economic terms and conditions as applicable to the initial Premises, and the economic terms and conditions as provided in this Exhibit “G.” Thereafter, the total Base Rent payable under this Lease shall be the sum of the Base Rent for all First Offer Space added to the Premises plus the Base Rent already payable under the Lease. Tenant shall commence payment of Base Rent for the First Offer Space and the Lease Term of the First Offer Space shall commence upon the date of delivery of such space to Tenant. The Lease Term for the First Offer Space shall expire conterminously with Tenant’s lease of the initial Premises.

6. Tenant shall have the right, upon notice to Landlord, to meet from time to time with representatives of Landlord who are knowledgeable as to the status of the leasing of First Offer Space to discuss the status of the leasing of First Offer Space.

7. Tenant shall accept all First Offer Space in its then “as-is” condition as disclosed in the First Offer Space Option Notice and Landlord shall not be required to perform any work or furnish any materials in order to prepare such First Offer Space for Tenant’s occupancy. Tenant shall be entitled to construct improvements in the First Offer Space in accordance with the provisions of Article 12 of the Lease.

8. The rights set forth in this Exhibit “G,” and Landlord’s obligations with respect thereto, shall be personal to the original Tenant and any assignee to which the original Tenant’s entire interest in this Lease has been assigned pursuant to the Lease and may only be exercised by the original Tenant or such assignee (but not any subtenant or other person or entity). The right of first offer granted herein shall terminate as to a particular First Offer Space upon the failure by Tenant to exercise its right of first offer with respect to such First Offer Space as offered by Landlord. Tenant shall not have the right to lease First Offer Space if, as of the date of the attempted exercise of any right of first offer by Tenant, or, at Landlord’s option, as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under this Lease after any applicable notice and cure periods.

COMMENCEMENT MEMORANDUM - EXHIBIT H

EXHIBIT “H”

PLAZA WEST

COMMENCEMENT MEMORANDUM

[TENANT]

_____________________________

_____________________________

_____________________________

_____________________________

Re:	Commencement Memorandum

Dear                             :

With reference to that certain lease (the “Lease”), dated                             , 200  , between Howard Hughes Properties, Limited Partnership, a Delaware limited partnership (“Landlord”), and                              a                              (“Tenant”), you are hereby notified of the following. All capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Lease.

1. The Commencement Date of the Lease was                             , and the Lease will expire at midnight                             , 200  , if not extended or renewed or terminated earlier pursuant to the Lease.

2. The Premises consist of                      (                    ) square feet of Rentable Area and                      (                    ) square feet of Useable Area.

3. The prorated amount of Base Rent and Additional Rent for Operating Expenses for the partial month of                      is $                      and $                    , respectively.

4. The amount of Base Rent and Additional Rent for Operating Expenses for the first full month is $                      and $                    , respectively.

5. Pursuant to Paragraph/Article/Section/Subsection/Exhibit              of the Lease, you have the right to renew the term of the Lease for one (1) additional term of                      (            ) years. The Second Lease Term shall commence on                             , 200__, provided Tenant gives Landlord written notice on or before                             , 200_ in accordance with the terms of the Lease.

Very truly yours,

[LANDLORD]

Acknowledged and agreed to by                                                                  , this              day of                             , 200_

By:

Print Name:

Print Title:

STATEMENT OF TENANT - EXHIBIT I

EXHIBIT “I”

PLAZA WEST

ESTOPPEL CERTIFICATE

STATEMENT OF TENANT IN RE: LEASE

Date:

Teachers Insurance and Annuity

Association of America

730 Third Avenue

New York, New York 10017

Re:	<Building address>

<Suite #>

Las Vegas, NV 89119

App1. # NV-l02, #NV-103

Gentlemen:

It is our understanding that you have committed to place a mortgage upon the subject premises and as a condition precedent thereof have required this certification of the undersigned.

The undersigned, as Lessee, under that certain lease dated                     , made with Howard Hughes Properties, Limited Partnership, as Lessor, hereby ratifies the said lease and certifies that:

1.	the undersigned has entered into occupancy of the premises described in said lease on ; and

2.	the undersigned is presently open and conducting business with the public in the premises; and

3.	the operation and use of the premises do not involve the generation, treatment, storage, disposal or release of a hazardous substance or a solid waste into the environment and that the premises are being operated in accordance with all applicable environmental laws, zoning ordinances and building codes; and

4.	the minimum rental in the annual amount of $ was payable from the date of occupancy; and

5.	that said lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way <except by First Amendment, dated >, and neither party thereto is in default thereunder; and

6.	that the same represents the entire agreement between the parties as to this leasing; and

7.	that the term of said lease expires on ; and

8.	that all conditions under said lease to be performed by the Lessor have been satisfied, including, but without limitation, all co-tenancy requirements thereunder; and

9.	all required contributions by Lessor to Lessee on account of Lessee’ s improvements have been received; and

10.	on this date there are no existing defenses or offsets which the undersigned has against me enforcement of said lease by the Lessor; and

11.	that no rental has been paid in advance and a security in the amount of $ <or no securiry> has been deposited with Lessor; and

STATEMENT OF TENANT - EXHIBIT I

12.	that Lessee’s floor area is square feet; and

13.	That rental for , 20 has been paid.

Very truly yours,

(Lessee)

By:

Its: